Exhibit 10.22

Execution version

Dated 4 July 2016

TIGENIX SAU

and

TAKEDA PHARMACEUTICALS INTERNATIONAL AG

LICENSE AGREEMENT

A31950799

Table of contents

1	Interpretation	4

2	Territory	15

3	License Grant to Licensee	16

4	License Grant to Licensor	17

5	Sub-contracting and Sub-licensing	19

6	Commercialisation, Diligence Obligations and Minimum Commitments	20

7	Compliance	23

8	Governance	24

9	Financial Terms	30

10	Accounting and Payment	37

11	New Indications	38

12	Development and Regulatory Matters	39

13	Adverse Event Reporting and Safety Data Exchange	42

14	Quality Agreement and Recalls	43

15	Trade Mark and Marketing	44

16	Manufacturing	45

17	Supply and Distribution	47

18	Non-compete Covenants	48

19	Foreground IP	49

20	Maintenance of Intellectual Property Rights	50

21	Infringement	50

22	Third Party obligations	53

23	Insurance	53

24	Confidentiality	53

25	Press Releases and Publications	54

26	Representations and Warranties	55

27	Indemnities	58

28	Term and termination	61

29	Notices	66

30	Waiver	67

31	Whole Agreement and Non-reliance	67

32	Variation	68

33	Expenses	68

34	No Partnership	68

35	Further Assurance	68

36	Severance	68

37	Assignment of Rights and Obligations	68

38	Force Majeure	69

39	Governing Law	69

40	Arbitration	69

Schedule 1 – Licensor Patents		73

Schedule 2 – Principal Trade Mark		76

Schedule 3 – Back-Up Trade Mark		77

Schedule 4 – Licensor Know-how		78

This license agreement is made on 4 July 2016 between:

(1)                                 TiGenix SAU, whose registered office is at Marconi 1, 28760 Tres Cantos, Madrid (Spain), registered with the commercial registry of Madrid under volume number 20117, page 81, sheet M-355159, and with tax identification number (CIF) A-84008986, (“Licensor”);

and

(2)                                 Takeda Pharmaceuticals International AG, whose registered office is at Thurgauerstrasse 130, 8152 Glattpark-Opfikon, Zurich (Switzerland), registered with the commercial registry of Canton of Zurich under number CHE-113.444.401, (“Licensee”).

Whereas:

(A)                             Licensor is engaged, among others, in various innovative activities relating to the generation of stem cells and other pharmaceutical products; it is also the owner or licensee of certain Intellectual Property Rights (as defined below) relating to the Product (as defined below) also referred to as the product Cx601, a suspension of allogeneic expanded adipose-derived stem cells for local administration.

(B)                             Licensor is active, among others, in the manufacturing and distribution of pharmaceutical products and interested in entering into a license and commercialisation arrangement with Licensee in respect of such Product.

(C)                             On 24 March 2016, the parties concluded a Terms Proposal for a License and Distribution Agreement, setting out the basis on which they could consider formalizing such license arrangement.

(D)                             Licensor and Licensee have now agreed that Licensor would grant Licensee a license under the Intellectual Property Rights which allow for the manufacture, development, supply, commercialisation and distribution of the Product(s) in the Field (as defined below) in the Territory (as defined below), under the terms and conditions set out below.

It is agreed as follows:

1                                      Interpretation

Whenever used in this Agreement with an initial capital letter, the terms defined in this Clause 1 shall have the meanings specified below.

1.1                              Definitions

“Adverse Events” or “AEs” has the meaning given to it in Clause 13.1;

“Affiliate” means, with respect to a particular party, a person, corporation, partnership, or other entity that controls, is controlled by or is under common control with such party. For the purposes of this definition, the word “control” (including, with correlative meaning, the terms “controlled by” or “under the common control with”) means the actual power, either directly or indirectly through one or more intermediaries, to direct or cause the direction of the management and policies of such entity, whether by the ownership of fifty percent (50%) or more of the voting stock of such entity, or by contract or otherwise;

“Agreement” means this license agreement between the parties;

“Alliance Manager” has the meaning given to it in Clause 8.9;

“Applicable Laws” means all federal, state, local, national and supra-national laws, statutes, rules and regulations, including any rules, regulations or orders of Regulatory Authorities or Payers, major national securities exchanges or major securities listing organizations, that may be in effect from time to time during the Term and applicable to a particular activity or exercise of rights hereunder;

“Asia Pacific” means Australia, India, Indonesia, Singapore, Thailand, The Philippines, South Korea, Taiwan, Malaysia and Vietnam;

“Back-Up Trade Mark” means the brand “Ontaril®”, as covered by the applications and/or registrations set out in Schedule 3 hereto;

“Business Day” means a day, other than a Saturday or a Sunday, on which banking institutions in Spain, Poland and Switzerland are open for business;

“cGMP” means the then current good manufacturing practices as described by Applicable Laws for each country in which the Product is distributed;

“Change of Control” with respect to a party means: (i) the acquisition (directly or indirectly, whether by merger, consolidation, purchase and sale, share exchange or otherwise) by a Third Party (other than any trust or fund created under a profit-sharing or other benefit plan for employees of a party) of a beneficial interest in the shares of a party representing more than fifty percent (50%) of the combined voting power of a party’s then outstanding shares; or (ii) the transfer, sale or assignment of more than fifty percent (50%) of the assets of a party to a Third Party;

“CIS” means Russian Federation, Belarus, Moldova, Kazakhstan, Kyrgyzstan, Tajikistan, Uzbekistan, Azerbaijan, Armenia, Turkmenistan, Ukraine, Georgia and Mongolia:

“Code(s) of Conduct” has the meaning given to it in Clause 7.1.

“Commercialisation” means any undertakings relating to the commercialisation of the Product in the Field in the Territory, including pricing and market access activities, pre-launch and launch activities, promotion, marketing, distribution, import, medical affairs and selling of the Product; “Commercialise” shall be construed accordingly;

“Commercialisation Plan” means a written plan for the Commercialisation of the Product in the Field in the Territory, including the items listed in Clause 6.9, as such plan may be amended or updated from time to time;

“Commercially Reasonable Efforts” means with respect to the efforts to be expended, or considerations to be undertaken, by a party or its Affiliate with respect to any objective, activity or decision to be undertaken hereunder, reasonable, good faith efforts to accomplish such objective, activity or decision as such party would normally use to accomplish a similar objective, activity or decision under similar circumstances, it being understood and agreed that, with respect to the Commercialization of the Product, such efforts and resources shall be consistent with those efforts and resources commonly used by a party under similar circumstances for similar products owned by it or to which it has similar rights, which product, as applicable, is at a similar stage in its development or product life and is of similar market potential taking into account efficacy, safety, approved labelling, the competitiveness of alternative products sold by Third Parties in the marketplace, the patent and other proprietary position of the compound or product, the likelihood of Regulatory Approval given the regulatory structure involved, the profitability of the product taking into considerations, among other factors, Third Party costs and expenses including among other things any royalties, milestone and other payments required under this Agreement, and the pricing and market access relating to the product. Commercially Reasonable Efforts shall be determined on a market-by-market and indication-by-indication basis for the Product, as applicable, and it is anticipated that the level of effort will change over time, reflecting changes in the status of the Product, as applicable, and the market(s) involved;

“Confidential Information” means any and all information or material, whether oral, visual, in writing or in any other form, that has been disclosed to the receiving party or any of its Affiliates by or on behalf of the disclosing party or any of its Affiliates pursuant to this Agreement or in connection with the transactions and activities contemplated hereby or any discussions or negotiations with respect thereto, including pursuant to the Confidential Disclosure Agreement after-mentioned, including all data, documents, drawings, test reports, operating and testing procedures, manufacturing practices and know-how, instruction manuals, materials, recipes and formulae, tables of operating conditions, corporate organisation, business plans, unpublished patent applications, marketing and sales reports, forecasts, pricing information, customer lists and the like and not as a whole readily available to the public, including the respective subject matter of (i) the Confidential Disclosure

Agreement dated 17 June 2013 (and supplemented by an addendum on 29 February 2016) between TiGenix NV and Licensee and (ii) the Common Interest Agreement, effective as of 15 February 2016 between the parties;

“Consejo” has the meaning given to it in Clause 22;

“Current COGS” has the meaning given to it in Clause 9.3;

“Development” means any activities that involve creative work undertaken on a systematic basis in order to increase the stock of knowledge, and the use of this stock of knowledge to devise new applications or support existing Product registrations, including for the avoidance of doubt pre-clinical work and clinical trials and formulation, manufacturing process and test method development and stability studies; “Develop” shall be construed accordingly;

“Development Plan” means a written rolling three (3) Year plan for the Development of the Product in the Field in the applicable country in the Territory, as such plan may be amended or updated from time to time. The Development plan will comprise any pre-clinical and clinical activities and those activities required to obtain or maintain Regulatory Approval in an applicable country in the Territory, but will not cover the manufacturing process.

“Disputed Matter(s)” has the meaning given to it in Clause 8.7;

“Distributors” means any Third Party appointed by Licensee to Commercialise in the applicable country in the Territory the Product purchased from Licensee or its Affiliates;

“Domain Name(s)” means any internet domain name, uniform resource locator or similar sign allowing the locating and identifying of websites on the internet;

“Early Termination” has the meaning given to it in Clause 18.

“Effective Date” means the date on which this Agreement is signed by both parties;

“European Economic Area” or “EEA” means all states currently part of the European Economic Area, namely all states currently part of the European Union (as at the Effective Date, Austria, Belgium, Bulgaria, Croatia, Republic of Cyprus, Czech Republic, Denmark, Estonia, Finland, France, Germany, Greece, Hungary, Ireland, Italy, Latvia, Lithuania, Luxembourg, Malta, Netherlands, Poland, Portugal, Romania, Slovakia, Slovenia, Spain, Sweden and the UK) and the three (3) following countries: Iceland, Lichtenstein and Norway;

“Ex Works” has the meaning given to it under the “Incoterms 2010 Rules”;

“FDS Manufacturing” means the manufacturing of FDS from MCS;

“Field” means the treatment of human diseases in the Primary Indication;

“Foreground IP” means any Intellectual Property Rights relating to the Product, generated during the Term, whereby the Product may be manufactured or used more advantageously or more economically; for the sake of clarifying the intent of the parties, any Intellectual Property Rights relating to New Indications shall not be considered as Foreground IP and will be treated by the parties in a separate agreement;

“FP Dose” means a quantity of finished Product equivalent to a single treatment dose of 120 million cells of the Product; as per the Effective Date, the FP Dose is presented as 4 vials of 6 ml (30 million cells) each.

“FP Manufacturing” means the manufacturing of the FP Dose from FDS.

“Frozen Drug Substance” or “FDS” means the intermediary product form between MCS and Product;

“Granting Party” has the meaning given to it in Clause 19.3;

“Indemnified Party” has the meaning given to it in Clause 27.5;

“Indemnifying Party” has the meaning given to it in Clause 27.5;

“Intellectual Property Rights” means any and all Know-how, Patents and Trade Marks, as well any other rights, title and interest held in (i) patents, utility models, designs (whether registered or unregistered), trade marks and trade and business names, copyrights (including copyrights in programs and semiconductor topographies), Domain Names, databases, moral rights, trade secrets, confidentiality and other proprietary rights including all rights to know-how and other technical information, rights in the nature of unfair competition rights, rights to sue in passing off; (ii) the benefit of all registrations and applications to register any of the foregoing; and (iii) any and all other rights similar or analogous to any of the foregoing whether arising or granted in any jurisdiction;

“Joint Foreground IP” shall refer to such Foreground IP made jointly by employees, agents or independent contractors of Licensor and Licensee during the course of, in furtherance of, and as a direct result of such employees, agents or independent contractors performing an activity pursuant to this Agreement;

“Joint Manufacturing Committee” or “JMC” has the meaning given to it in Clause 8;

“Joint Operating Committee” or “JOC” has the meaning given to it in Clause 8;

“Joint Steering Committee” or “JSC” has the meaning given to it in Clause 8;

“Key Markets” means (A) the countries of (i) France, (ii) Germany, (iii) Italy, (iv) Spain, (v) the UK, (vi) Brazil, (vii) Mexico, (viii) Australia, (ix) China, (x) South Korea, (xi) Turkey, (xii) South Africa and (xiii) Russia; (B) subject to Licensee exercising its rights under Clause 2 to include this/these country/countries in the Territory, Japan and Canada; and (C) any country so designated by the JSC in writing;

“Know-how” means (a) any scientific or technical information, results and data of any type whatsoever, in any tangible or intangible form whatsoever, that is not in the public domain or otherwise publicly known, including databases, practices, methods, techniques, specifications, formulations, formulae, knowledge, know-how, skill, experience, test data, including pharmacological, medicinal chemistry, biological, chemical, biochemical, toxicological and clinical test data, analytical and quality control data, stability data, studies and procedures, and manufacturing process and development information, results and data, and (b) any biological, chemical, or physical materials, and (c) any industrial information that is not in the public domain or otherwise available to the public; all to the extent not claimed or disclosed in a Patent;

“Latin America” means Mexico, Colombia, Argentina, Venezuela, Peru, Ecuador, Brazil, Chile, Guatemala;

“Licensee Background IP” means Intellectual Property Rights held or controlled by Licensee (i) existing at the Effective Date or (ii) developed by employees, agents or independent contractors of Licensee during the Term but independently of this Agreement;

“Licensee Foreground IP” shall refer to such Foreground IP made solely by employees, agents or independent contractors of Licensee during the course of, in furtherance of, and as a direct result of such employees, agents or independent contractors performing an activity pursuant to this Agreement;

“Licensee Losses” has the meaning given to it in Clause 27.2;

“Licensor Background IP” means Intellectual Property Rights held or controlled by Licensor including the Licensor Know-how, Licensor Patents and Licensor Trade Marks (i) existing at the Effective Date or (ii) developed by employees, agents or independent contractors of Licensor during the Term but independently of this Agreement;

“Licensor Foreground IP” shall refer to such Foreground IP made solely by employees, agents or independent contractors of Licensor during the course of, in furtherance of, and as a direct result of such employees, agents or independent contractors performing an activity pursuant to this Agreement;

“Licensor Know-how” means the internally documented Know-how of Licensor relating to the Product, which is required and/or relevant to the activities that will be carried out by Licensee in the context of the license granted to it under this Agreement, including the Know-how listed in Schedule 4;

“Licensor Losses” has the meaning given to it in Clause 27.3;

“Licensor Patents” means the Patents listed in Schedule 1;

“Licensor Trade Marks” means the Principal Trade Mark, the Back-up Trade Mark or any alternative brand as well as the related applications and registrations that the parties may agree upon pursuant to Clause 15.3;

“Losses” has the meaning given to it in Clause 27.5;

“Manufacturing and Supply Agreement” means the manufacturing and supply agreement with regard to the manufacturing and supply by Licensor to Licensee of MCS, FDS and the Product, to be entered into by the parties as soon as possible after the Effective Date;

“Manufacturing Transfer Plan” means a written detailed plan for the transfer of each of the manufacturing steps included in the Product Manufacturing in the Territory, as such plan may be amended or updated from time to time;

“MCS” means a master cell stock (bank), from which the cells can be further expanded to manufacture the FDS;

“MCS Manufacturing” means the manufacturing of MCS starting from donor identification and selection;

“MENA” means Turkey, Iran, Iraq, Saudi Arabia, Yemen, Syria, UAB (United Arab Emirates), Israel, Jordan, Palestine, Lebanon, Oman, Kuwait, Qatar, Bahrain, Egypt, Algeria, Libya, Morocco, Sudan, Tunisia, and Western Sahara.

“Module 3” means quality (aka CMC) module, a component of the CTD (common technical document) used for the registration of pharmaceuticals for human use defined by the ICH (International Council for Harmonisation);

“Net Sales” means, for any period, the amount of “gross sales” (whereby “gross sales” equals Price times number of Products sold) in the applicable country in the Territory by Licensee or its Affiliates, less the following deductions (specifically excluding any payments made by Licensee or its Affiliates to Licensor pursuant to this Agreement), in each case related specifically to the Product in such country in the Territory and actually allowed and taken by such Third Parties and, in the case of items (i), (ii) and (v) only, not otherwise recovered by or reimbursed to Licensee or its Affiliates:

(i)                                      trade, cash and quantity discounts, including in relation to Portfolio Offerings, (other than price discounts granted at the time of invoicing and already included in the gross amount invoiced), albeit capped at a maximum of 1% of Net Sales per Year;

(ii)                                   price reductions or rebates, retroactive or otherwise, imposed by, negotiated with or otherwise paid to Regulatory Authorities or Payers;

(iii)                                taxes on sales (such as business tax and VAT), but not including (a) taxes assessed against the income derived from such sales, and (b) import and customs duties;

(iv)                               freight, insurance and other transportation and handling charges to the extent added to the sale price and set forth separately as such in the total amount invoiced; and

(v)                                  amounts repaid or credited by reason of rejections, defects, one percent (1%) return credits, recalls or returns or because of retroactive price reductions (including rebates or wholesaler charge backs).

Where any reduction in the amount of Net Sales is based on sales of a Portfolio Offering of products in which the Product for use in such country in the Territory is included, the reduction in price or deduction therefrom would be allocated as actually credited unless such Product receives a higher than pro rata share of any reduction or deduction that the set of products pertaining to the Portfolio Offering of products receives. In such case, the reduction or deduction therefrom shall be allocated to such Product on a no greater than a pro rata basis based on the sales value (i.e., the SKU average selling price multiplied by the number of SKUs) of such Product relative to the sales value contributed by the other products included in the Portfolio Offering of products with respect to such sale;

Subject to the above, Net Sales shall be calculated in accordance with Licensee’s standard internal policies and procedures, which must be in accordance with IFRS;

Net Sales shall not include (i) sales, transfers or dispositions between or among Licensee or its Affiliates, unless such Affiliates are end-users, but shall include the subsequent final sales to non-Affiliate Third Parties by any such Affiliates, or (ii) up to a maximum of one percent (1%) of Yearly Net Sales, sampling for preclinical, clinical, promotional or educational purposes conducted by or on behalf of Licensee for the Product in the Field in such country in the Territory in accordance with Licensee’s usual and customary business practices;

All Net Sales will be calculated in Euros;

If Licensee or its Affiliates appoint Distributors as provided under this Agreement for the Product in the Field in one or more countries in the Territory, Net Sales will include the Net Sales invoiced by Licensee or its Affiliates to such Distributors, but it will not include any sales of the Product in the Field in such countries in the Territory made by any such Distributors;

“New Indication” means any indication that is not the Primary Indication, including “extensions of indications”, but excluding for the avoidance of doubt “extension applications” such as changes to the active substance, the strength, the pharmaceutical form and the route of administration;

“Patents” means (a) all patents, patent applications, utility models and design patents in any country or supranational jurisdiction, and (b) any provisionals, substitutions, divisions, continuations, continuations in part, reissues, renewals, registrations, confirmations, reexaminations, extensions, supplementary protection certificates and the like, of any such patents or patent applications;

“Payer” means any national or federal institution, including, without limitation, Regulatory Authorities and private health insurance companies, having jurisdiction or influence over the pricing, market access, funding reimbursement or usage restrictions of the Product in the Field in the applicable country in the Territory;

“Pharmacovigilance Agreement” or “PVA” has the meaning given to it in Clause 13.1;

“Portfolio Offering” means an offering for sale of more than one product from a party’s products, whether owned or licensed-in products;

“Price” means the ex-manufacturer price of the Product per FP Dose, applicable for sales by or on behalf of Licensee to an unconnected Third Party in an arm’s length sale;

This ex-manufacturer price should be published in an official journal, or a document produced or recognized by the Payer, the government or the main institution determining pricing and market access decisions in a country. For decisions concerning the Price prior to the effective Commercialization, other sources may be acceptable if it is common practice in a country that the price is communicated in a different form prior to the effective Commercialization;

If the ex-manufacturer price is not published, but a different price metric such as a public price or wholesale price is published, Licensee will provide Licensor with the ex-manufacturer price based on margins and taxes published in an official journal, or a document produced or recognized by the Payer, the government or the main institution determining pricing and market access decisions in a country;

If the ex-manufacturer price is not published and applicable margins are not publicly available in a country, or if no price metric is publicly available, Licensee will provide Licensor with a reasonable estimate of the applicable ex-manufacturer price;

If there is no single applicable ex-manufacturer price in a country, the weighted average ex-manufacturer price based on available sales data in this country should be used;

For the avoidance of doubt, no discounts potentially granted by Licensee to any Third Party, nor any “mandatory” discounts imposed by, negotiated with or otherwise paid to any Regulatory Authorities or Payers, nor any Taxes relating to the Product, will be deducted from the ex-manufacturing price;

“Primary Indication” means the treatment of refractory, complex perianal fistulas in Crohn’s disease, it being understood that the exact wording of the Primary Indication will depend on the labelling finally approved by the Regulatory Authorities in the EEA;

“Principal Trade Mark” means the brand “Alofisel®”, as covered by the applications and registrations set out in Schedule 2 hereto;

“Product(s)” means the Cx601 product of Licensor, defined as a suspension of allogeneic expanded adipose-derived stem cells for local administration resulting from the Product Manufacturing, or any other product whose manufacture, use or sale would, in the absence of a license from Licensor, constitute direct, indirect, contributory or any other type of infringement of one or more claims of the Licensor Intellectual Property Rights;

“Product Domain Names” has the meaning given to it in Clause 15.7;

“Product Manufacturing” means the manufacturing of the Product, starting with MCS Manufacturing followed by FDS Manufacturing and finally FP Manufacturing;

“Quality Agreement” means the agreement to be entered into between the parties setting out the quality requirements of the Product Manufacturing and the Product itself, and the parties’ responsibilities in this respect, according to Applicable Laws in the applicable country in the Territory;

“Receiving Party” has the meaning given to it in Clause 19.3;

“Region” means, including for purposes of Clause 28.4.1, any of the following (groups of) countries: (1) EEA; (2) Canada; (3) Japan; (4) China, (5) Asia Pacific, (6) CIS, (7) Latin America, (8) MENA; (9) South Africa;

“Regulatory Approval” means any and all approvals, licenses (including product and establishment licenses), permits, certifications, registrations, or authorizations of any Regulatory Authority necessary to Develop, Manufacture and Commercialise the Product for use in the Field in the applicable country in the Territory, including all INDs, MAAs and the manufacturing license and marketing registration required under the Applicable Laws of such applicable country in the Territory, or any update thereto, as well as pre- and post-approval marketing studies, labelling approvals, technical, medical and scientific licenses;

“Regulatory Authority” means any national, supra-national, regional, federal, state, provincial or local regulatory agency, department, bureau, commission, council or other governmental entity (including, without limitation, the EMA and any governmental unit having jurisdiction over the Development, Manufacture, and Commercialization of the Product in the Field in the applicable country in the Territory);

“Representative(s)” has the meaning given to it in Clause 24.2;

“Share” has the meaning set out in Clause 9.4;

“SKU” means stock keeping unit;

“Tax” or “Taxation” means any form of tax or taxation, levy, duty, charge, social security charge, contribution or withholding of whatever nature (including any related fine, penalty, surcharge or interest) imposed by, or payable to, any government, state or municipality, or any local, state, federal or other fiscal, revenue, customs, or excise authority, body or official anywhere in the world;

“Tax Authority” means any government, state or municipality, or any local, state, federal or other fiscal, revenue, customs, or excise authority, body or official anywhere in the world, authorized to levy Tax;

“Tax Credit” has the meaning given to it in Clause 9.7;

“Term” has the meaning given to it in Clause 28.1;

“Territory” means the entire world, excluding (i) the United States of America and (ii) subject to Licensee not exercising its rights under Clause 2, Japan and Canada;

“Third Party” means any person other than Licensor, Licensee or their respective Affiliates;

“Third Party Report” has the meaning given to it in Clause 28.4.1;

“Threatened Claim” means a cease and desist letter or a letter or other written communication sent by a Third Party, explicitly and/or inherently alleging that the conduct of development, commercialization or manufacturing activities of the Product in the Territory infringes, misappropriates, violates or makes unauthorised use of such Third Party’s Intellectual Property Rights or requesting a comment about the party’s assumed right to the alleged use of such Third Party’s Intellectual Property Rights or including any written claim offering a license to the party or that the party must license or refrain from using such Third Party’s Intellectual Property Rights.

“TiGenix NV” means the company whose registered office is at Romeinse straat 12 box 2, 3001 Leuven (Belgium), registered with the Belgian Crossroads Bank of Enterprises under number 0471.340.123;

“Top Line Data” means total sales per country, number of products sold per country, as well as reference to the fact whether sales are being realized through Licensee directly or via a Distributor;

“Trade Mark” means any trade marks, services marks, corporate, trade and business names, and other signs, whether registered or unregistered, able to distinguish a certain undertaking’s products or services from that of another undertaking;

“Universidad” has the meaning given to it in Clause 22;

“VAT” means, within the EU, such Tax as may be levied in accordance with (but subject to derogations from) Directive 2006/112/EC and, outside the EU, value added tax or any form of consumption tax levied by a relevant Tax Authority, as well as all other forms of consumption taxes levied by the relevant Tax Authority on the purchase of a good or a service, including sales tax and good and service tax;

“Year” means each twelve (12) month period commencing on 1 January throughout the Term of this Agreement except that the first Year shall commence on the Effective Date and end on 31 December and the last Year shall commence on 1 January and end on the date of termination of this Agreement.

1.2                            Modification and re-enactment of statutes

References to a statutory provision include that provision as from time to time modified or re-enacted.

1.3                            Information

References to books, records or other information mean books, records or other information in any form including paper, electronically stored data, magnetic media, film and microfilm.

1.4                            Non-limiting effect of words

The words “including” and “include” and words of similar effect shall not be deemed to limit the general effect of the words which precede them.

2                                      Territory

2.1                            By 31 December 2016 at the latest, Licensee must notify to Licensor in writing whether Canada and/or Japan are to be included in the scope of this Agreement. In the absence of such notification (for either of these two countries) by such date, or if Licensee expressly indicates by such date that either or both of these countries are to be excluded, then this/these country/countries shall be definitely excluded from the scope of this Agreement and shall thus not be part of the Territory. If Licensee notifies Licensor in writing by 31 December 2016 at the latest that either or both of these countries are to be in the scope of this Agreement, this/these country/countries shall be included in the Territory and shall also constitute Key Markets, as of the moment of notice pursuant to Clause 29.

2.2                            The parties explicitly acknowledge and agree that, regardless of the decision made by Licensee under Clause 2, Licensor shall be entitled to remove Japan and Canada from the Territory and the Key Markets if by the second anniversary of the EEA Regulatory Authority’s decision to grant a marketing authorisation (either conditional or standard) for the Product for the EEA, a plan has not been agreed by Licensee with the Regulatory Authorities in Canada (Health Canada) and Japan (PDMA) respectively to file application for Regulatory Approval in those two (2) countries.

3                                      License Grant to Licensee

3.1                            Licensor hereby grants to Licensee, and Licensee hereby accepts, a license to (i) the Licensor Background IP on or in relation to the Product in the Field and (ii) the Licensor Foreground IP and the Licensor’s interest in Joint Foreground IP on, or in relation to, the Product in the Field generated during the Term of the Agreement, allowing Licensee:

3.1.1                  on an exclusive basis, to use and Commercialise the Product in the Field in the Territory during the Term under the Licensor Trade Marks;

3.1.2                  on an exclusive basis, to register the Product in the Field in any country of the Territory that is outside of the EEA, during the Term;

3.1.3                  from the date of the transfer of the Regulatory Approval to the Licensee in the EEA, on an exclusive basis, to register the Product in the Field in any country of the Territory that is within the EEA, during the Term;

3.1.4                  on an exclusive basis, to carry out Development in relation to the Product in the Field in the Territory during the Term;

3.1.5                  on a non-exclusive basis, to carry out Development (except that for the purposes of this Clause, Development shall not include clinical development) in relation to the Product in the Field outside the Territory for Commercialisation of the Product in the Field in the Territory during the Term;

3.1.6                  on an exclusive basis, to manufacture the Product in the Territory for Commercialisation of the Product in the Field in the Territory during the Term;

3.1.7                  on an non-exclusive basis, to manufacture the Product outside of the Territory, for Commercialisation of the Product in the Field in the Territory during the Term; and

3.1.8                  on a non-exclusive basis, to use the corporate name of Licensor for the purposes and in accordance with the terms set out in Clause 15.5.

3.2                            Except as set out in Clause 3.3, Licensor shall not, during the Term (i) itself exercise; or (ii) grant any license to any Third Party to exercise the exclusive rights granted to Licensee under Clause 3.1.

3.3                            The parties acknowledge that the license grant set out in Clause 3.1 is subject to the limitations and exceptions as set out in this Agreement, including:

3.3.1                  Licensor retaining those rights not explicitly granted to Licensee under Clause 3.1;

3.3.2                  by exception to Clauses 3.1.1, 3.1.2 and 3.1.3, Licensor retaining the right to (have) register(ed), use(d) and Commercialise(d) the Product, including in the Field, in countries of the Territory where Licensee decides not to do so, subject to the JSC having approved such right of Licensor (such approval not to be unreasonably withheld) and such countries to be agreed in writing between the parties. In such case, Licensor shall be entitled to use the relevant Licensor Trade Marks for the Commercialisation of the Product in such countries. In addition, Licensor may use Licensee Foreground IP and Licensee Background IP in such specific countries in accordance with Clause 4. For the sake of clarity, such countries will remain in the Territory and the Commercialisation of the Product by Licensor in such countries shall be part of the scope of review and/or approval by the JSC;

3.3.3                  by exception to Clause 3.1.4, Licensor retaining the right to (have) carry(-ied) out Development in relation to the Product in or outside the Territory and in or outside the Field, including for the avoidance of doubt the right to (have) carry(-ied) out clinical trials or any preparatory activities for such clinical trials in relation to the Product in or outside the Territory, including with a view of supporting any US regulatory filing; to the extent Licensor would carry out a clinical trial in the Field in any European sites, such use of European sites shall be discussed at the JOC and approved by the JSC;

3.3.4                  by exception to Clauses 3.1.6 and 3.1.7, Licensor retaining the right to (have) manufacture(d) MCS, FDS or the Product in the Territory:

(i)                                  as required pursuant to Clause 16; and

(ii)                               for Commercialisation of the Product in such countries in the Territory where Licensor will Commercialise the Product in accordance with Clause 3.3.2;

Licensor retaining the right to use the Licensor Trade Marks on the Product in the framework of supplying and/or packaging the Product to the benefit of Licensee.

3.4                            Licensor and Licensee shall each bear their own costs of and incidental to the negotiation and conclusion of this Agreement and the registration of this Agreement (if any) on any intellectual property register or other register.

4                                      License Grant to Licensor

4.1                            Licensee Foreground IP

4.1.1                  Licensee shall grant a non-exclusive, royalty-free, worldwide, sub-licensable license to Licensor to any and all Licensee Foreground IP and Licensee’s interest in Joint Foreground IP for use for or in relation to the Product, except that if the Licensee Foreground IP or the Licensee’s interest in Joint Foreground IP relates to manufacturing processes, the license granted under this Clause 4.1.1 is not limited to use for or in relation to the Product.

4.1.2                  Notwithstanding Clause 4.1.1, in case of Licensee Foreground IP related to Trade Marks, designs, Domain Names or other documents subject to copy rights, relating not exclusively to the Product, Licensee has no obligation to grant a license to Licensor to use such Licensee Foreground IP and shall decide at its sole discretion, upon discussion between the parties, whether or not to grant such rights to Licensor.

4.2                            Licensee Background IP

4.2.1                  Subject to the parties reaching an agreement on the conditions of such license, as the case may be as discussed in the Joint Operating Committee, Licensee shall grant a non-exclusive license to Licensor to use such Licensee Background IP which Licensor deems useful in order to allow Licensor to benefit from and exercise the rights granted to Licensor under Clauses 3.3.2, 3.3.3 and 3.3.4. The parties shall negotiate in good faith the (additional) terms under which such right shall be granted to Licensor.

4.2.2                  Notwithstanding Clause 4.2.1, in case Licensee intends to implement any royalty-free Licensee Background IP within the processes and other technologies relating to the manufacturing of the Product, which use by Licensor to benefit from and exercise the rights granted to Licensor under Clauses 3.3.2, 3.3.3 and 3.3.4 would in the absence of a license from Licensee, constitute direct, indirect, contributory or any other type of infringement of such Licensee Background IP, Licensee shall grant a non-exclusive, royalty-free license to Licensor to such Licensee Background IP in order to allow Licensor to benefit from and exercise the rights granted to Licensor under Clauses 3.3.2, 3.3.3 and 3.3.4.

4.2.3                  Notwithstanding Clause 4.2.1, in case Licensee intends to implement any royalty-bearing Licensee Background IP within the processes and other technologies relating to the manufacturing of the Product, which use by Licensor to benefit from and exercise the rights granted to Licensor under Clauses 3.3.2, 3.3.3 and 3.3.4 would in the absence of a license from Licensee, constitute direct, indirect, contributory or any other type of infringement of such Licensee Background IP, Licensee will inform Licensor accordingly, and the parties will discuss in good faith the additional terms under which Licensee would grant a license to Licensor in order to allow Licensor to benefit from and exercise the rights granted to Licensor under Clauses 3.3.2, 3.3.3 and 3.3.4. Only in case of agreement upon such additional terms, Licensor shall implement such royalty-bearing Licensee Background IP into the processes and other technologies relating to the manufacturing of the Product.

4.3                            Parties shall cooperate in good faith, including by documenting the licenses set out in this Clause 4, in order to allow Licensor the full benefit of these license rights.

5                                      Sub-contracting and Sub-licensing

5.1                            Sub-contracting by Licensee.

5.1.1                  Licensee may perform all or part of its obligations hereunder through any of its Affiliates or through any Third Parties without Licensor’s consent. The Licensee shall not be obliged to notify the Licensor of the appointment of any subcontractors for its activities under this Agreement.

5.1.2                  Notwithstanding Clause 5.1.1, in case such subcontracting to a Third Party would imply a transfer of Licensor Know-how to the potential subcontractor, the Licensee shall obtain Licensor’s prior written approval before entrusting such Third Party with the concerned subcontracted activities and obligations, such prior approval not to be unreasonably withheld, delayed or conditioned.

5.1.3                  For the specific case where the Licensee decides to perform some of its Commercialisation obligations through Distributors in the Territory, Licensee will select such Distributor in accordance with the criteria defined by the Licensor and approved by the JSC in accordance with Clause 8.2.10.

5.1.4                  Licensee shall not be relieved of its obligations pursuant to this Agreement as a result of such appointment of any subcontractors and shall remain fully responsible and liable for any action or omission of such subcontractors, including those which would constitute a breach of this Agreement if committed by the Licensee as if Licensee had committed such action or inaction itself.

5.1.5                  Where under Applicable Laws, such subcontracting requires that Licensee sublicenses its rights, it shall be entitled to do so without Licensor’s (additional) consent. For the avoidance of doubt, in such event, Clauses 5.3 to 5.8 shall apply.

5.2                            Except as set out in Clause 5.1.5, Licensee may not without the consent of Licensor sub-license any part of the rights granted to it under Clause 3.1 or any part of its obligations under this Agreement to a Third Party.

5.3                            If any subcontracting or sublicensing by Licensee in accordance with Clauses 5.1 or 5.2 triggers a negative Tax impact on Licensor, Licensee shall compensate Licensor for such negative Tax impact by applying mutatis mutandis the principles set out in Clause 9.7.

5.4                            Licensee is acting on its own behalf and not for the benefit of any Third Party.

5.5                            All sub-licenses granted pursuant to this Agreement, whether or not to Affiliates of Licensee, shall contain the limitations set out in this Agreement. Licensee shall be and remain responsible as between itself and Licensor for the observance by its sub-licensees of the obligations contained in this Agreement as if such sub-licensees were party to this Agreement.

5.6                            Upon termination of this Agreement, all sub-licenses granted under this Agreement shall automatically terminate. Afterwards, Licensor is free to, at its discretion, conclude a separate agreement with any Third Party which was a sub-licensee of Licensee for activities under this Agreement.

5.7                            A sub-license granted under this Agreement by Licensee to an Affiliate shall terminate immediately if such Affiliate ceases to be an Affiliate.

5.8                            In no event shall Licensor have any obligation to assume any obligations or liabilities, or be under any obligation or requirement of performance, under any such sublicense or appointment to sub-contractors extending beyond Licensor’s obligations and liabilities under this Agreement.

6                                      Commercialisation, Diligence Obligations and Minimum Commitments

6.1                            Without prejudice to Clause 3.3.2, Licensee is solely responsible for and shall use Commercially Reasonable Efforts to Commercialise the Product in the Field in the Territory. In the countries of the Territory where Licensee decides not to Commercialise the Product, Licensor may decide to Commercialise the Product in accordance with Clause 3.3.2. For the sake of clarity, Licensee may decide not to Commercialise the Product in one or more countries in the Territory, if — amongst other - in such country/countries the Product would have to be sold at a Price lower than or equal to EUR 22,000 per Product, based on a pricing, market access or funding decision by a Payer allowing usage of the Product in any patient in the Field in the respective country. For countries not applying the euro currency (including the UK, Canada and Japan), the converted equivalent of EUR 22,000 will be applied, based on the exchange rate that applies at the time of the decision of the competent Payer.

6.2                            Licensee shall not grant any commercial concessions (including financial discounts) to Payers on the Product in order to obtain a better price, access, reimbursement or funding for other products in Licensee’s portfolio.

6.3                            Licensee hereby agrees that to the extent it, its Affiliates or Distributors provide a discount on the Product as part of a Portfolio Offering, such discount on the Product shall be reasonably proportionate to other discounts that Licensee has provided on other products in its portfolio.

6.4                            The costs related to Commercialisation activities relating to the Product in the EEA shall be borne:

6.4.1                  by Licensee, in relation to all activities to be initiated as from the Effective Date; and

6.4.2                  by Licensor, in relation to all activities launched and committed to by Licensor prior to the Effective Date.

6.5                            The costs related to Commercialisation activities relating to the Product in the Field in the Territory outside of the EEA shall be borne by Licensee, except to the extent Licensor Commercialises in a certain country in accordance with Clauses 2 or 3.3.2.

6.6                            Promotional Materials.

6.6.1                  In the context of the Commercialisation of the Product, Licensee shall among others be responsible for creating, preparing and disseminating educational and promotional materials and programmes. The content of such materials and programmes shall be in compliance with all Applicable Laws, including the latest version of the IFPMA Code of Pharmaceutical Marketing Practices. For the avoidance of doubt, the Intellectual Property Rights held by Licensee on the materials and programmes created or prepared by or on behalf of Licensee in accordance with this Clause 6.6 shall remain the exclusive property of Licensee or its Affiliates during and after the Term of this Agreement. If such Intellectual Property Right qualify as Licensee Foreground IP the provisions of this Agreement and in particular Clause 4 shall apply thereto.

6.6.2                  In the countries where Licensor Commercialises the Product in accordance with Clause 3.3.2 and where Licensee is the holder of the Regulatory Approval, Licensor shall communicate to Licensee its promotional materials and programmes prior to their release to the public, Licensee’s consent for Licensor to use such promotional materials not to be unreasonably delayed or withheld.

6.6.3                  The parties agree that it is in the interest of the Product to elaborate a global promotional approach to the Product and will collaborate to align on the content of promotional materials.

6.7                            Although any final decision pertaining to Commercialisation activities in the Territory will be made by Licensee, Licensor shall be informed of said Commercialisation activities in the Territory through the Joint Steering Committee.

6.8                            Licensee shall provide Licensor with a Commercialisation Plan for all Key Markets, as well as with Top Line Data for any other countries part of the Territory on Licensor’s request.

6.9                            This Commercialisation Plan shall include the following items:

6.9.1                  12-16 months before launch:

(i)                                  Changes made to the commercial strategy in consideration of the regulatory and pricing strategy;

(ii)                               Sales forecasts and volume forecasts for the Key Markets (for a period of 3 Years);

(iii)                            Summary of the overall market dynamics;

6.9.2                  4-12 months before launch:

(i)                                  Customers and hospitals mapping;

(ii)                               Pricing and market access strategy and initiatives — scenarios and mitigation plans;

(iii)                            Value proposition and key messages;

(iv)                           Pre-marketing commercial/medical activities (6 months before);

(v)                              Top line summary of marketing plan, messaging, positioning;

(vi)                           Launch activities;

(vii)                        Sales forecasts and volume forecasts;

6.9.3                  Post-launch:

(i)                                  Planned promotional initiatives;

(ii)                               Sales report (last twelve (12) months)

(iii)                            Revised sales and volume forecast (3 Years);

(iv)                           KPIs;

(v)                              Market challenges, opportunities and mitigation plans.

6.10                     Licensee shall use Commercially Reasonable Efforts to Commercialise the Product in the Field in accordance with the Commercialisation Plan. If Licensee expects that it will not reach the sales forecast included in the Commercialisation Plan for a particular Year, it will bring this to the attention of the JSC and propose a mitigation strategy to be discussed in the JSC.

6.11                     In the event of modification of the territorial scope of the EU and/or the EEA (e.g. by means of the accession of a new country to the EU and/or the EEA) in the course of the Term, the parties shall jointly consider in good faith the impact of such modification on this Agreement and, as the case may be, enter into an amendment to this Agreement, addressing such impact to the satisfaction of both parties.

6.12                     Licensee shall not be obligated to Develop, seek Regulatory Approval or Commercialise the Product: (i) which, in its reasonable opinion after discussion with Licensor, caused or is likely to cause a fatal, life-threatening or other adverse safety event that is reasonably expected, based upon then available data, to preclude obtaining Regulatory Approval for such Product, or, if Regulatory Approval of such Product has already been obtained, to preclude continued marketing of such Product; or (ii) in a manner inconsistent with Applicable Laws. In such event, both parties may terminate the Agreement by giving the other party thirty (30) days written notice.

7                                      Compliance

7.1                            Compliance with Laws. Each party shall take such steps as are necessary, including implementing and maintaining (at a minimum) a robust internal compliance program, so as to ensure that its business and practices and the Commercialization it shall perform under this Agreement are carried out in accordance with all Applicable Laws and applicable codes of conduct and any reasonable ethical and compliance principles, including the standards and principles as set out in the Licensee’s and the Licensor’s codes of conduct to be shared between the parties (hereinafter the “Codes of Conduct” and each a “Code of Conduct”).

7.2                            Anti-Corruption. Without limiting the generality of Clause 7.1, in performing this Agreement, each party and its employees and agents (i) shall not offer to make, make, promise, authorize or accept any payment or giving anything of value, including bribes, either directly or indirectly to any public official, Regulatory Authority, Payer or anyone else for the purpose of influencing, inducing or rewarding any act, omission or decision in order to secure an improper advantage, or obtain or retain business; and (ii) shall comply with all applicable anti-corruption and anti-bribery laws and regulations, including the U.S. Foreign Corrupt Practices Act (“FCPA”) and all other applicable anti-corruption laws, such as the UN Convention Against Corruption and the OECD Convention. Each party and its employees and agents shall not make any payment or provide any gift to a Third Party in connection with such party’s performance under this Agreement, except as may be expressly permitted in this Agreement, without first identifying the intended Third Party recipient to the other party and obtaining the other party’s prior written approval.

7.3                            Training. Each party shall require its employees and its subcontractors (if any) who will perform any activity related to the Agreement to participate in an anti-corruption training and/or a training on such party’s Code of Conduct and/or any related applicable company policy.

7.4                            Company Assistance and Notice of Government Inspection. Each party shall promptly comply with any request from the other party for information and assistance to enable such other party to ensure, audit and confirm compliance with Applicable Laws, regulations and standards. Each party shall immediately notify the other party upon becoming aware of any governmental or regulatory review, audit or inspection of items related to the other party or any other activities in connection with this Agreement.

7.5                            Certification. Each party shall certify to the other party in the first quarter of each Year that it has not engaged in any conduct that would violate this Clause 7 nor that it is aware of any such conduct. As part of its certification, each party shall certify that all relevant employees and management working in connection with this Agreement have been trained on Applicable Laws, regulations and such party’s Code of Conduct.

7.6                            Records. Each party shall ensure that it has kept and will keep complete and accurate records of all transactions and expenses related to their business related to the Product in accordance with any and all Applicable Laws and standards. Each party shall have the right to ask for specific details of the other party’s compliance program and each party shall further have the right to conduct an audit of the other party’s compliance program. The audited party shall assist the other party in any such audit that the other party may wish to perform at the auditing party’s expense, provided that the auditing party has given reasonable notice, and in no event less than three (3) months. Notwithstanding the foregoing, each party assumes no duty or obligation to audit or review the other party’s compliance with this Clause 7.

8                                      Governance

8.1                            The parties agree to set up the following governance committees:

8.1.1                  the “Joint Steering Committee” (or “JSC”), which shall be responsible for overseeing Commercialisation-related activities, overseeing the JOC and JMC, addressing issues that have been escalated to it from those other committees, as well as considering issues and making decisions on matters entrusted to it under this Agreement;

8.1.2                  the “Joint Operating Committee” (or “JOC”), which shall be responsible for considering issues and making decisions pertaining to Development, material Intellectual Property Rights matters, regulatory approach and filing strategy designed to generate successful submissions and market authorisations of the Product as well as any lifecycle plan; and

8.1.3                  the “Joint Manufacturing Committee” (or “JMC”), which shall be responsible for considering issues and for making decisions pertaining to Product Manufacturing or supply of the Products and the manufacturing and supply strategy as well as the Manufacturing Transfer Plan to enable Licensee to perform Product Manufacturing;

The JOC and the JMC shall meet as provided hereunder but the parties may agree that the frequency or the existence of the relevant committee shall be modified to suit the lifecycle of activities for the Product.

8.2                            The Joint Steering Committee is composed out of four (4) voting members, each party appointing two (2) persons, at least one of which having a position at senior or executive management or equivalent level. The initial members of the JSC will be determined by each party within thirty (30) days from the Effective Date of this Agreement. Each party shall designate one of its members of the JSC as the co-chair.

The JSC shall meet twice per Year and as often as requested by one (1) or more members of the JOC and/or JMC. Meetings may be held in person, by telephone or videoconference, provided that at least one meeting per Year shall be held in person.

The JSC shall have the responsibilities set forth in Clause 8.1.1, including to:

8.2.1                  Oversee and discuss strategies for Commercialisation of the Product in the Field in the Territory and review and comment on the Commercialisation Plan for Key Markets and any material updates, amendments, modifications;

8.2.2                  Review progress under the Commercialisation Plan;

8.2.3                  Oversee the activities and monitor the progress of the JOC and JMC;

8.2.4                  Review and endorse the Development Plan and any material updates, amendments, modifications and any budget related to it;

8.2.5                  Review any product lifecycle plans for the Product including New Indications and label extension, new dosage forms and new formulations or delivery systems;

8.2.6                  Endorse the manufacturing and supply strategy to, among others reduce risk and maximize cost reduction;

8.2.7                  Endorse the Manufacturing Transfer Plan;

8.2.8                  Review and approve the transfer plan for the Regulatory Approvals and related activities in the EEA;

8.2.9                  Resolve any Disputed Matters referred to the JSC by the JMC or the JOC;

8.2.10           Discuss and approve a particular set of validation criteria for Distributors as defined by Licensor;

8.2.11           Following the JOC’s review under Clause 8.3.10, approve the inclusion by Licensor of EEA centers to perform clinical trials relating to the Product in the Field;

8.2.12           Review any material Intellectual Property Rights matters related to the Product in the Field in the Territory as requested by the JOC; and

8.2.13           Perform such other functions as the parties may mutually agree in writing, except where in conflict with any provision of this Agreement.

8.3                            The Joint Operating Committee is composed out of six (6) voting members, each party appointing three (3) persons. The initial members of the JOC will be determined by each party within thirty (30) days from the Effective Date of this Agreement. Each party shall designate one of its members of the JOC as the co-chair.

The JOC shall meet at least once per quarter, starting as of the Effective Date, and as often as required to support the Development and the Commercialisation of the Products in the Field. Meetings may be held in person, by telephone or videoconference, provided that at least one meeting per Year shall be held in person.

The JOC shall coordinate operational activities of the parties in the performance of the Development Plan and conduct those activities as directed by the JSC and shall have the responsibilities set forth in Clause 8.1.2, including to:

8.3.1                  Establish, review and approve the Development Plan and any material updates, amendments, and modifications to the Development Plan for endorsement by the JSC;

8.3.2                  Where costs are shared between the parties as provided under this Agreement, review and compile the applicable budgets with a presentation of the budget by items versus actual expenses for the JSC;

8.3.3                  Review and evaluate progress under the Development Plan, including without limitation all health, safety and quality concerns;

8.3.4                  Discuss plans and protocols for all pre-clinical, CMC and clinical studies prepared in support of obtaining or maintaining Regulatory Approvals for the Product;

8.3.5                  Share and discuss each of the party’s clinical trial data in the Field in and outside of the Territory to the extent needed to substantiate or support each other’s filings before any Regulatory Authority or communications with the Regulatory Authorities pursuant to the requests of such Regulatory Authorities;

8.3.6                  Discuss and review the regulatory filing strategy, the regulatory transfer plan for EEA and any material regulatory matter,

8.3.7                  Review a high level integrated regulatory plan for all submissions to Regulatory Authorities as well as a launch plan in the Territory outside the EEA;

8.3.8                  Discuss and review any material Intellectual Property Rights matters related to the Product in the Field in the Territory;

8.3.9                  Discuss and review Licensee’s clinical development plans relating to the Product in the Field, review and discuss protocols, and monitor the progress of related clinical studies and other development activities for the Product in the Field in the Territory; and

8.3.10           Discuss and review Licensor’s site selection plans in relation to intended clinical trial plans relating to the Product in the Field in centres in the Territory (with a view to supporting any US regulatory filing) in preparation for approval by JSC.

8.4                            The Joint Manufacturing Committee is composed out of six (6) voting members, each party appointing three (3) persons. The initial members of the JMC will be determined by each party within thirty (30) days from the Effective Date of this Agreement. Each party shall designate one of its members of the JMC as the co-chair.

The JMC shall meet at least once per quarter, starting as of the Effective Date, and as often as requested to support the Manufacturing of the Product. Meetings may be held in person, by telephone or videoconference, provided that at least one meeting per Year shall be held in person.

When the Product Manufacturing responsibilities will have been fully transferred to Licensee and no further supplies from Licensor to Licensee are required, parties will discuss in good faith whether or not it is reasonable to keep the JMC operational, as the case may be with less meetings per Year, in view of a potential further collaboration and coordination between the parties in respect of Product Manufacturing.

The JMC shall oversee Product Manufacturing and supply implementation and operational activities of the parties as agreed in the Manufacturing and Supply Agreement and conduct those activities as directed by the JSC, and shall have the responsibilities set forth in Clause 8.1.3, including to:

8.4.1                  Establish, review and approve the Manufacturing and supply strategy to increase capacity, to reduce risk and maximize cost reduction and any material updates, amendments, and modifications to the strategy for endorsement by the JSC;

8.4.2                  Establish, review and approve the Manufacturing Transfer Plan (to be endorsed by the JSC) including the budget for transfer costs and any material updates, amendments, and modifications to the plan;

8.4.3                  Where costs are shared between the parties as provided under this Agreement, review and compile the applicable budgets with a presentation of the budget by items versus actual expenses for the JSC;

8.4.4                  Review and evaluate progress under the manufacturing and supply strategy;

8.4.5                  Review regional Manufacturing and supply chain activities, with regard to the regulatory strategy to leverage a global supply chain network;

8.4.6                  Suggest and review any strategies for cost improvement to the Manufacturing and supply chain activities or any other improvement of the Product;

8.4.7                  Developing and reviewing the Product Manufacturing specifications, quality control and assurance plans; and

8.5                            A party may replace one or more of its appointees on one or more committees, at any time, by notifying the same in writing to the other party.

8.6                            Committee Meetings. The co-chairs (or their designees) of each committee shall be responsible for organizing the committee meetings and to prepare and circulate to each committee member an agenda for each committee meeting reasonably in advance of each meeting. Documentation to be presented by each party in the committee meetings and any other relevant information that is necessary to guide support decision-making in each of the committees shall be shared with each of the members of the respective committee at least five (5) Business Days prior to the meeting date. At each committee meeting, the presence of at least one (1) member designated by each party shall constitute a quorum. Each party may invite non-voting employees to attend any meeting and shall notify the other party reasonably in advance, but no later than two (2) Business Days prior to the meeting date. Each party shall bear its own costs associated with holding and attending committee meetings. The co-chairs (or their designees) of each committee shall keep minutes of their meetings that record all decisions and all actions recommended or taken in reasonable detail. The co-chairs (or their designee) shall alternate in terms of responsibilities for preparing the minutes of the meetings that record all decisions taken and actions agreed. The co-chair responsible for the minutes of a committee shall circulate a draft of the minutes no later than ten (10) Business Days after each meeting and each member of the committee shall have the opportunity to comment on the draft minutes. The minutes shall be approved, disapproved or revised as necessary within thirty (30) days of each meeting; provided, however, that if the parties cannot agree as to the content of the minutes, such minutes will be finalized to reflect such disagreement. Co-chairs (or their designees) of each committee shall circulate final minutes of each meeting to each committee member.

8.7                            Decision-Making.  Except as otherwise provided herein, decisions of each committee shall be made by consensus with each party having one (1) single vote. Each committee shall use Commercially Reasonable Efforts to reach agreement on any and all matters for which it is responsible. In the event that, despite such Commercially Reasonable Efforts, agreement on a particular matter cannot be reached by a committee within fifteen (15) Business Days after the committee first meets to consider such matter (each such matter, a “Disputed Matter”), then the following procedure shall apply:

8.7.1                  JOC and JMC Disputed Matters.  Disputed Matters arising from the JOC or the JMC shall be referred for resolution to the JSC. The JSC shall initiate discussions in good faith to resolve each Disputed Matter within ten (10) Business Days of receipt of the notice of such Disputed Matter. In the event that the JSC does not reach agreement on such Disputed Matter within fifteen (15) Business Days from the date of initiation of such discussions, such Disputed Matter shall be referred to senior management for resolution in accordance with Clause 8.8; and

8.7.2                  JSC Disputed Matters.  Disputed Matters first arising in the JSC or not resolved by the JSC which had first arisen in the JMC or the JOC shall be referred to senior management for resolution in accordance with Clause 8.8.

8.8                            Management Negotiations.  In the event that the JSC cannot resolve a Disputed Matter, either party may, by written notice to the other, refer such Disputed Matter to the parties’ respective senior management or board of directors for good faith negotiations. In the event that, despite good faith efforts, resolution of such Disputed Matter cannot be reached by senior management or the board of directors of the parties within thirty (30) Business Days of its referral then, without prejudice to each party’s right to seek recourse under Clause 40:

8.8.1                  with respect to any Disputed Matter that relates to the Commercialization of the Product in the Field in the Territory, Licensee shall have final decision-making authority, except for those countries where Licensor Commercialises the Product pursuant to Clause 3.3.2, in which case Licensor shall have final decision-making authority (unless the Licensee is the holder of the applicable Regulatory Approval in such country, in which case the decision making shall be made by both parties acting reasonably);

8.8.2                  with respect to any Disputed Matter that relates to Development of the Product in order to Commercialise the Product in the Field in the Territory, the final decision-making authority shall rest with Licensee;

8.8.3                  with respect to any Disputed Matter that relates to Intellectual Property Rights of the Product, the final decision-making authority shall rest with Licensor for Licensor Background IP and Licensor Foreground IP and shall rest with Licensee for Licensee Background IP and Licensee Foreground IP;

8.8.4                  with respect to any Disputed Matter that relates to New Indications, the final decision-making authority shall rest with Licensor; and

8.8.5                  with respect to any Disputed Matter that relates to the Manufacturing of the Product in the Field in the Territory, the final decision-making authority shall rest with Licensor as long as Licensor is responsible for Product Manufacturing, and with Licensee as from the time Licensee is responsible for Product Manufacturing.

8.9                            Alliance Manager. Each of the parties shall appoint one representative who possesses a general understanding of development, regulatory and commercialization issues to act as its “Alliance Manager”. The role of the Alliance Manager is to act as a first point of contact between the parties. The Alliance Managers shall have the right to attend all meetings of any committees that the parties may decide to form hereunder and may act as designees of the co-chairs of the JSC to organize and facilitate JSC meetings. The Alliance Managers shall also work together to facilitate the communication and coordination between the parties solely related to matters that the JSC has the authority to oversee under Clause 8.2, as well as to resolve any disputes and to guide discussions between the parties to the relevant governance committee and facilitate a resolution of a dispute at the level of the relevant governance committee. Each party may change its designated Alliance Manager from time to time upon written notice to the other party.

8.10                     None of the committees has the power or right to modify or delete the terms of this Agreement, or to make decisions contradicting or impeding the terms of this Agreement.

9                                      Financial Terms

9.1                            In consideration for the license rights granted to it in Clause 3.1 to the Licensor Background IP, the Licensor Foreground IP and Licensor’s interest to the Joint Foreground IP, as well as in consideration for the market benefit margin over the Product supply and in consideration for the participation of Licensor in the governance committees pursuant to Clause 8, Licensee shall make the following payments to Licensor upon receipt of a proper invoice, which payments shall be (i) non-refundable; (ii) net of any withholding Taxes or Tax deductions; (iii) non-returnable, nor available for credit against any other sums payable by Licensee hereunder:

9.1.1                  An upfront payment in the amount of EUR 25,000,000, covering the Territory, to be paid by Licensee within fifteen (15) days of receipt of a proper invoice following the Effective Date.

9.1.2                  Approval milestone payments payable once for the following regions/countries of the Territory:

(i)                                An approval milestone for the EEA in the amount of EUR 15,000,000, payable by Licensee in the event of issuance of the written EU Commission decision to grant Regulatory Approval for the Product;

(ii)                             Subject to Japan being in the Territory pursuant to Clause 2, an approval milestone for Japan in the amount of EUR 1,500,000, payable by Licensee in the event of the issuance of a written decision by the relevant Regulatory Authority, including a decision on an early access program or conditional approval, allowing the Product to be sold to patients in Japan; and

(iii)                          Subject to Canada being in the Territory pursuant to Clause 2, an approval milestone for Canada in the amount of EUR 1,500,000, payable by Licensee in the event of the issuance of a written decision by the relevant Regulatory Authority, including a decision on an early access program or conditional approval, allowing the Product to be sold to patients in Canada.

No approval milestones are due in any other country of the Territory.

Any payment of Regulatory Approval milestones mentioned above shall be made by Licensee within thirty (30) days of receipt of a proper invoice following the occurrence of the relevant Regulatory Approval milestone.

9.1.3                  Price reimbursement milestones within EEA, payable once in the event of the issuance of a written positive pricing and market access decision in each of the Key Markets in the EEA (i.e. France, Germany, Italy, Spain and the United Kingdom), as follows:

(i)                                In the event of a decision by a Payer, allowing usage of the Product in any patient in the Field at a Price of EUR 30,000 or more, the amount payable for each relevant country by Licensee is EUR 2,000,000;

(ii)                             In the event of a decision by a Payer, allowing usage of the Product in any patient in the Field at a Price between EUR 26,000 and up to EUR 30,000 (excluded), the amount payable for each relevant country by Licensee is EUR 1,000,000.

For the UK, the converted equivalent of the EUR amounts of the Prices set out in Clause 9.1.3(i) and 9.1.3(ii) above will be applied, based on the exchange rate that applies at the time of the decision of a Payer.

Any payment of price reimbursement milestones mentioned above shall be made by Licensee within thirty (30) days of receipt of a proper invoice following the occurrence of the relevant price reimbursement milestone.

9.1.4                  Price reimbursement milestones outside EEA, subject to Japan and/or Canada being in the Territory pursuant to Clause 2, in the event of the issuance of a written positive pricing and market access decision by a Payer in either Japan and/or Canada, allowing usage of the Product in any patient in the Field at a Price equivalent to EUR 30,000 or more, based on the exchange rate that applies at the time of the decision of a Payer, the amount payable for each relevant country by Licensee is EUR 1,000,000.

Any payment of price reimbursement milestones mentioned above shall be made by Licensee within thirty (30) days of receipt of a proper invoice following the occurrence of the relevant price reimbursement milestone.

9.1.5                  The aforementioned decision by a Payer is defined as follows for the Key Markets:

(i)                                France: Acceptance of price by CEPS;

(ii)                             Germany: Reimbursement price accepted by GKV-SV or determined by arbitration board;

(iii)                          Italy: Pricing and reimbursement decision by AIFA;

(iv)                         Spain: Price proposed by CIPM;

(v)                            UK: Positive appraisal by NICE or funding decision by NHS England;

(vi)                         Canada: Positive CDR recommendation; and

(vii)                      Japan: Chuikyo General Assembly approves pricing decision.

9.1.6                  In the event that there is a change in the role or relevance of a Payer in any of the Key Markets, the JCC will revise the aforementioned definition of the relevant Payer in the respective country.

9.1.7                  Royalties, computed on Net Sales for the Product per FP Dose, on a country per country basis in the Territory where the Product is sold and on a quarterly basis, considering the Price of the Product in the relevant country and the relevant quarter, as follows:

(i)                                If the Price of the Product is equal to or higher than EUR 30,000, the royalty rate shall amount to 18%;

(ii)                             If the Price of the Product is lower than EUR 30,000 but equal to or higher than EUR 28,000, the royalty rate shall amount to 16%;

(iii)                          If the Price of the Product is lower than EUR 28,000 but equal to or higher than EUR 26,000, the royalty rate shall amount to 14%;

(iv)                         If the Price of the Product is lower than EUR 26,000 but equal to or higher than EUR 24,000, the royalty rate shall amount to 12%;

(v)                            If the Price of the Product is lower than EUR 24,000 but equal to or higher than EUR 20,000, the royalty rate shall amount to 10%; and

(vi)                         If the Price of the Product is lower than EUR 20,000, the JSC shall decide on the applicable royalty rate (which the parties confirm cannot be null).

In the event aggregate Net Sales over a given Year exceed EUR 500,000,000, each percentage of royalties set out above shall be increased by 2% for the sales of the Year concerned.

In order to enable Licensor to prepare proper invoices for the above royalties, Licensee shall issue, within ten (10) Business Days after the end of each quarter, an overview of Net Sales on a country by country basis.

For countries not applying the euro currency, the converted equivalent of the EUR amounts of the Prices set out in Clause 9.1.7(i) through 9.1.7(vi) will be applied, based on the exchange rate that applies at the time of the decision of the competent Payer.

Any payment of royalties mentioned above shall be made by Licensee within thirty (30) days of receipt of a proper invoice.

9.1.8                  Sales milestones, payable once after first occurrence, if aggregate Net Sales over one (1) given Year reach the following amounts:

(i)                                  If Net Sales reach EUR 150,000,000, a payment of EUR 15,000,000;

(ii)                               If Net Sales reach EUR 250,000,000, a payment of EUR 25,000,000;

(iii)                            If Net Sales reach EUR 400,000,000, a payment of EUR 40,000,000;

(iv)                           If Net Sales reach EUR 650,000,000, a payment of EUR 65,000,000;

(v)                              If Net Sales reach EUR 800,000,000, a payment of EUR 80,000,000; and

(vi)                           If Net Sales reach EUR 1,000,000,000, a payment of EUR 100,000,000.

Any payment of sales milestones mentioned above shall be made by Licensee within thirty (30) days of receipt of a proper invoice following the occurrence of the relevant sales milestones achieved.

9.1.9                  Any consideration to be received by Licensor under Clause 9.1.1 will be allocated as follows:

(i)                                2.24% (two point twenty-four percent) will be allocated to the technical assistance to be provided by Licensor to Licensee through the governance committees pursuant to Clause 8; and

(ii)                             the remaining 97.76% (ninety-seven seventy-six percent) will be allocated to the specific group of Intellectual Property Rights licensed by Licensor to Licensee as follows:

(a)                       4.84% (four point eighty-four percent) will be allocated to the license by Licensor of the Licensor Patents;

(b)                       92.32% (ninety two point thirty-two percent) will be allocated to the license by Licensor of the Licensor Know-how;

(c)                        0.60% (zero point sixty percent) will be allocated to the license by Licensor of the Licensor Trade Marks and any other Intellectual Property Rights, if any.

For the sake of clarity, this allocation of amounts is purely internal to Licensor (it has been set by Licensor according to market value of the technical assistance and the Intellectual Property Rights mentioned above) and shall have no impact whatsoever to Licensee, either from a tax, financial, reporting obligations, payments, or administrative perspective (and the Licensor shall hold harmless and indemnify the Licensee for all Licensee Losses which may arise directly as a result of such allocation).

9.1.10           Any consideration to be received by Licensor under Clauses 9.1.2, 9.1.3, 9.1.4, 9.1.7 and/or 9.1.8, will be allocated to the specific group of Intellectual Property Rights licensed by Licensor to Licensee as follows:

(i)                                  4.98% (four point ninety-eight percent) will be allocated to the license by Licensor of the Licensor Patents; and

(ii)                               95.02% (ninety-five point zero two percent) will be allocated to the license by Licensor of the Licensor Know-how,

it being understood that prior to the allocation in accordance with this Clause 9.1.10 of the royalties to be received by Licensor under Clause 9.1.7, first the fair market rates referred to in Clause 9.3 are deducted from such royalties.

For the sake of clarity, this allocation of amounts is purely internal to Licensor (it has been set by Licensor according to market value of the Intellectual Property Rights mentioned above) and shall have no impact whatsoever to Licensee, either from a tax, financial, reporting obligations, payments, or administrative perspective (and the Licensor shall hold harmless and indemnify the Licensee for all Licensee Losses which may arise directly as a result of such allocation).

9.2                            The amounts set out in Clause 9.1 shall be payable in respect of the Commercialisation, manufacture and/or sale of Products by or on behalf of Licensee and/or its Affiliates to Third Parties, while no amounts shall be payable to Licensor on transfers of Products between Licensee and its Affiliates.

9.3                            Further to Clause 17, Licensor shall supply MCS and/or FDS and/or Products to Licensee at cost. Such costs have been evaluated on the Effective Date at EUR 8,434 Ex Works per FP Dose (“Current COGS”) before optimization investment up to 1,200 FP Doses per Year (whereby parties and the JMC undertake best efforts to complete such optimization investment by the end of 2017). Payments for the supply of Product shall be made by Licensee within sixty (60) days of receipt of a proper invoice. Upon request of Licensee, Licensor shall provide all relevant documentation for such costs and Licensee may have the right to audit records of Licensor relating to such costs in accordance with the procedures set out in Clause 10. In return for not charging to Licensee a margin on the “at cost” price for the Product, Licensor is compensated, at fair market rates, by the royalties as per Clause 9.1.7.

9.4                            Upon the terms of a subscription agreement to be negotiated in good faith, taking into account market practice in connection with private placements (also with reference to representations and warranties released by TiGenix NV concerning the valid incorporation and existence of TiGenix NV, the valid issuance and transfer of title to shares, as well as TiGenix NV’s financial status and ability confirming that TiGenix NV is not in a situation as described in Clause 9.4.4 below at the subscription date) and to be agreed upon between the Licensee and TiGenix NV (the “Subscription Agreement”), the Licensee irrevocably commits to invest EUR 10,000,000 in shares of TiGenix NV, within twelve (12) months from the Effective Date, by way of subscribing to new shares to be issued in a private placement at a subscription price per share which shall be equal to the average of the closing share prices of TiGenix NV on Euronext Brussels during the period of thirty (30) calendar days immediately preceding the date on which the issuance of the new shares commenced (“Shares”).

The subscription commitment of Licensee set out in this Clause 9.4 shall terminate:

9.4.1                  in case the subscription process has not been initiated by TiGenix NV within eleven (11) months after the Effective Date and the relevant capital increase has not been completed within twelve (12) months after the Effective Date (including the execution of the Subscription Agreement);

9.4.2                  upon termination of the Agreement;

9.4.3                  in case such investment would breach or is reasonably likely to breach applicable anti-trust regulations;

9.4.4                  in case TiGenix NV or any of its Affiliates is, or are reasonably likely to be, insolvent or declared bankrupt or liquidated or if proceedings to that effect have been initiated or threatened by TiGenix NV or a Third Party; and

9.4.5                  in case such investment in TiGenix NV is reasonably likely to result in a reputational damage for the Licensee or any of its Affiliates.

Within seven (7) Business Days from the Effective Date, Licensee and TiGenix NV will enter into a binding Subscription Agreement, based on which TiGenix NV will be entitled to request Licensee to pay up the EUR 10,000,000 within ten (10) Business Days following the written request thereto by TiGenix NV.

Licensee acknowledges and agrees that TiGenix NV may disclose Licensee’s investment commitment as required by Applicable Laws provided that, to the extent practically feasible and not prohibited by Applicable Laws, Licensor shall inform Licensee about such intended disclosure.

TiGenix NV will request Euronext Brussels to admit the Shares to trading on Euronext Brussels. The Shares will be subject to a twelve (12) months lock-up as from their issuance. However, in case of the occurrence of a major change at TiGenix NV or its Affiliates, or a series of changes at TiGenix NV or its Affiliates, that have a material impact on the business of TiGenix NV or its share price (which will include an overall decrease of the price of the Shares by more than fifteen (15) percent compared to the price at which the Licensee subscribed to the Shares pursuant to this Clause), the

Shares acquired by the Licensee pursuant to this Clause shall be immediately released from the lock-up, it being understood that also after the release of the Shares from the lock-up any applicable insider dealing restrictions shall continue to apply in accordance with Applicable Laws.

9.5                            Unless otherwise stated, any consideration payable under this Agreement shall be exclusive of VAT. If a party makes a supply pursuant to this Agreement, and VAT is payable on that supply, the consideration for the supply (VAT exclusive consideration) is increased by an amount equal to the VAT exclusive consideration multiplied by the rate of VAT prevailing at the time the supply is made (additional VAT amount). VAT (if any) will become due and payable upon presentation of a valid VAT invoice (or, where there is no provision in the legislation for the jurisdiction concerned that a VAT invoice is required to be issued, a written demand containing such information as is customary in that jurisdiction).

9.6                            All other Taxes, such as income taxes, withholding taxes, etc., imposed on any consideration payable to Licensor pursuant to this Agreement shall be the sole responsibility of Licensor. The parties shall use Commercially Reasonable Efforts to cooperate and coordinate with each other in completing and filing documents required under the provisions of any applicable laws and regulations (including Tax treaties) in connection with the making of any required Tax payment or withholding payment, in connection with a claim of exemption from, or entitlement to, a reduced or zero rate of withholding or in connection with any claim to a refund of or credit for any such payment. Licensor shall provide Licensee with a current and valid tax residency certificate issued by its competent Tax office as of Effective Date and annually thereafter.

9.7                            The parties have mutually assessed that under the Tax laws and regulations of Switzerland at the Effective Date, no withholding Taxes are due on any of the payments due by Licensee to Licensor under this Agreement. If, at any time after the Effective Date, withholding Taxes would become due on any of the payments due by Licensee to Licensor under this Agreement as a result of Licensor being established in Spain and Licensee being established in Switzerland, the amount of such payments due by Licensee shall be grossed up by the amount of such withholding Taxes, so that Licensor shall receive such amounts which Licensor would have received if no withholding Taxes would apply. In such case, Licensor shall (1) use all Commercially Reasonable Efforts to apply for any available reduction of withholding Taxes available under a double Tax treaty and provide Licensee with relevant certificates and documentation necessary to facilitate such reduction of withholding Taxes, (2) apply for any Tax refund, Tax reduction or Tax credit (together, for purposes of this Clause, “Tax Credit”) that may be available to it under applicable Spanish Tax laws, and if subsequently Licensor effectively benefits from any such Tax Credit, Licensor shall refund Licensee with the amount of such effective Tax Credit within thirty (30) days of having effectively received or benefited from such Tax Credit. Once per Year, Licensor shall provide Licensee with an overview, such overview to be confirmed by Licensor’s external tax advisor, of the amount of Tax Credits that Licensor has applied for, the amount of Tax Credits that is still potentially available to Licensor, as well as with an estimate of when these Tax Credits become effectively available to Licensor. Licensee may, at its own discretion and cost, hire an external tax advisor with a professional duty of confidentiality to inspect on behalf of Licensee the underlying Tax and accounting files of Licensor in order to verify the annual reporting obligations of Licensor.

9.8                            For calculations of payments due under this Clause, Licensee shall use the currency exchange rate used within the Licensee group, which is the currency exchange rate as published by Bloomberg end of business last day of the previous month.

10                               Accounting and Payment

10.1                     The timelines for Licensee to pay the upfront payment, the approval milestones, the Price reimbursement milestones, the sales milestones and the royalties are specified in the relevant sections of Clause 9.

10.2                     Any amounts due under this Agreement shall be paid by Licensee by wire transfer in euros to Licensor’s bank account IBAN ES46 0128 7681 9801 0004 6487 (Beneficiary: TiGenix SAU; Bank: Bankinter; Swift: BKBKESMMXXX) or any other bank account notified to Licensee in accordance with Clause 29. If any royalties are calculated based on Net Sales which are not expressed in euros, the amounts of such Net Sales shall be converted to euros based on the exchange rate mentioned in Clause 9.7 and applicable at the end of the quarter to which the Net Sales relate.

10.3                     A single amount shall be payable to Licensor regardless of the number of Patents which cover the Product.

10.4                     Licensee shall keep records of account sufficient to enable accurate calculations of any amounts due under this Agreement to Licensor and shall produce a statement thereof no later than thirty (30) days after the last day of each quarter.. If there is a dispute as to the amounts to be paid, the parties shall select an independent accountant to be agreed between them or in default of agreement to be appointed by the President of the “Instituto de Censores Jurados de Cuentas de España” to audit the records of Licensee, on reasonable notice and during regular business hours, and to verify Licensee’s statements and payments due under this Agreement. In case of such audit, Licensee shall make available all relevant records (either in hard or soft copy) at any (physical or virtual) place at or close to Licensee’s usual place of business. If the audit reveals that any statement or payment has not been rendered or made in accordance with this Agreement, or that any statement rendered or payment made by Licensee was inaccurate by more than two (2) per cent, then Licensee shall pay the cost of the inspection without any prejudice to any other remedies or claims of

Licensor under the Agreement or Applicable Laws. The independent accountant shall not be authorised to disclose to Licensor any information other than information relating to any amounts owed by Licensee under this Agreement. Licensor shall maintain in confidence and shall oblige the independent accountant to maintain in confidence all information received under this Clause. The decision of the independent accountant as to the amounts to be paid under the Agreement shall, in the absence of manifest error, be final and binding upon the parties.

10.5                     If any undisputed amounts payable under this Agreement are not paid to Licensor by the due date then (without prejudice to any other claim or remedy of Licensor) Licensee shall pay Licensor interest on the amount due at an annual rate as provided under Swiss law (with a minimum of 3%) in respect of the period starting on the due date of payment and ending on the actual date of payment, it being understood that an amount will only qualify as disputed in case a written notice is sent within 20 (twenty) Business Days following receipt of the relevant invoice.

11                               New Indications

11.1                     In case Licensee wants to develop a New Indication for the Product in the Territory, at Licensee’s cost, Licensee shall propose so to the JOC. Licensee shall undertake such development only after (i) the JOC has duly reviewed such proposed development; (ii) the JSC has duly approved such proposed development; and (iii) the parties have agreed in good faith upon the terms of a license agreement which shall, among others, address the ownership of newly created Intellectual Property Rights in the context of such development.

11.2                     In the event a New Indication is approved in the same therapeutic area as the Product, i.e. in the therapeutic area of fistula treatment in the gastrointestinal tract, sales by Licensee of the Product relating to such New Indication shall count towards the sales milestones as set out in Clause 9.1.8, the royalties applicable to the Net Sales of the Product relating to such New Indication shall be as set out in Clause 9.1.7 and no additional upfront payment will be due. In the event such New Indication is developed solely by Licensee and such development costs are borne solely by Licensee, no additional milestone payments will be payable by Licensee to Licensor.

11.3                     Licensor has the right to freely develop New Indications for the Product both in and outside the Territory. In case Licensor has developed a New Indication for the Product and wants to license out such New Indication, Licensee will have a right of first offer to be awarded a license grant in the Territory for such New Indication of the Product developed by Licensor. The terms of such license grant (including applicable new upfront payments, royalties, and development and/or sales milestones) shall be negotiated in good faith by the parties.

12                               Development and Regulatory Matters

12.1                     Promptly following the Effective Date, the JOC shall prepare a detailed plan of all Development activities to be performed by the parties under this Agreement, including the estimated budget for such activities required to obtain and/or maintain Regulatory Approval in any applicable country in the Territory. The JSC shall review and approve the initial Development Plan and on a regular basis review and approve the amended Development Plan (including the related budget if shared by both parties).

12.2                     The parties shall perform their respective obligations under the Development Plan in a good scientific manner and in accordance with the terms and conditions of this Agreement, current Good Clinical Practices (as issued by ICH) and all Applicable Laws.

12.3                     The Parties shall maintain records of their Development activities under the Development Plan in sufficient detail in good scientific manner appropriate for Patent application and regulatory purposes and in accordance with all Applicable Laws and otherwise in a manner that reflects all work done and results achieved in the performance of the Development Plan.

12.4                     The activities under the Development Plan relating to obtaining or maintaining Regulatory Approval, will be allocated between the parties as follows:

12.4.1           in the EEA:

(i)                                  Licensor shall be responsible for conducting any pre-authorization study or test and provide all data as required to EMA prior to the Commission decision to grant a (standard or conditional) marketing authorisation. To the extent practicable in view of the timelines granted to communicate with EMA or other Regulatory Authorities, Licensor shall take into consideration Licensee’s comments on the protocol of any study or test, including any comments relating to a potential impact on activities relating to the Product outside the respective country;

(ii)                               Studies and tests required to convert a conditional marketing authorisation into a standard marketing authorisation shall be under the responsibility of Licensor if conducted prior to the transfer of the conditional marketing authorisation to Licensee, or under responsibility of Licensee if conducted after the transfer of the conditional marketing authorisation to Licensee. Each party shall take into consideration the other party’s comments on the protocol of any study or test;

(iii)                            After having obtained a standard marketing authorisation and after transfer of such marketing authorisation to Licensee, Licensee shall be responsible for conducting any studies or post-authorisation studies in its sole discretion until completed. Licensee shall take into consideration

Licensor’s comments on the protocol of any post-authorisation study, including any comments relating to a potential impact on activities relating to the Product in a country outside of the Territory;

12.4.2           Licensee is responsible for conducting Development as required to obtain or maintain Regulatory Approval in a country in the Territory outside the EEA. Licensee shall take into consideration Licensor’s comments on the protocol of any clinical study, including any comments relating to a potential impact on activities relating to the Product in a country outside of the Territory;

it being understood that all costs relating to the activities for obtaining or maintaining Regulatory Approval will be borne by the parties as described in Clause 12.10.

12.5                     Subject to this/these countries being part of the Territory under Clause 2, Licensee shall apply reasonable efforts to carry out such Development activities as are required for purposes of obtaining Regulatory Approval in Japan and Canada.

12.6                     Licensor shall support Licensee by providing relevant scientific, clinical (including if required by the Regulatory Authorities information on clinical studies performed outside of the Territory like study plans or reports) and technical information, knowledge or data in its possession to support submission for and maintenance of Regulatory Approvals and Commercialization of the Product.

12.7                     Licensor shall be responsible for filing the Regulatory Approval application for the Product in the Field in the EEA and shall promptly transfer the Regulatory Approval to Licensee if and once such Regulatory Approval has been granted. Up until such transfer, any final decision on the regulatory filing in the EEA will be made by Licensor, while Licensee shall be informed in a timely manner on the progress of the submission for the Regulatory Approval and shall be involved through the Joint Operating Committee on the regulatory strategy for the Product in the EEA. Until the transfer of the Regulatory Approval to Licensee is completed, Licensor shall provide Licensee in a timely manner with copies of all material regulatory documents and communications submitted or received from the Regulatory Authorities in each country of the EEA. To the extent practicable in view of the timelines granted to communicate with Regulatory Authorities, Licensor shall give the opportunity to Licensee to review and comment on documents in response to Regulatory Authorities during the procedure and will consider Licensee’s comments in good faith. For the sake of clarity, after transfer of the aforementioned Regulatory Approval any final decision on regulatory filing or communication to Regulatory Authorities in the EEA will be made by Licensee.

12.8                     Without prejudice to any other obligations of Licensee, Licensee shall, at its sole discretion, register the Product in the Field in the rest of the Territory (excluding the EEA) and hold and maintain the Regulatory Approvals for the Product in the rest of the Territory. Any final decision on the regulatory filing in the rest of the Territory will be made by Licensee, while Licensor shall be informed and involved through the Joint Operating Committee on the regulatory strategy for the Product in the rest of the Territory and on the status and progress of the Regulatory Approvals applied for and/or renewed. Licensor shall provide Licensee in a timely manner, (a) at no costs for Licensee, with all relevant information, documents and data, including clinical data, and (b) at cost and depending on availability, with samples, standards and disposable items as the transfer of analytical methods, necessary for local laboratory control, as are required by Regulatory Authorities for obtaining or maintaining (including amending) Regulatory Approvals in the Territory and to the extent this information and documentation is in its possession. Licensor shall do its best efforts to obtain and provide to Licensee, in compliance with Applicable Laws and subject to (other) applicable legal restrictions, any of the above elements that would be in the possession of Third Parties.

12.9                     In the event Licensee decides, in accordance with the terms of this Agreement, not to register the Product in any given country and Licensor decides to register the Product in such country in accordance with Clause 3.3.2, parties shall agree in good faith who will act as marketing authorisation holder for any country outside of the EEA. In the event that Licensor would be the holder of the Regulatory Approval for any such country, Licensor shall provide Licensee promptly with copies of the communications with Regulatory Authorities that are reasonably likely to affect Licensee.

12.10              The costs relating to obtaining or maintaining Regulatory Approvals, including costs related to clinical trials and other measures, will be borne by the parties as follows:

12.10.1       in the EEA:

(i)                                  the costs for providing any pre-authorisation data, including any required paediatric study, which would need to be carried out pre-authorisation, i.e. data required to be provided to EMA prior to the Commission decision to grant a conditional marketing authorisation or a standard marketing authorisation for the Product, including any regulatory filing costs associated with this, will be borne by Licensor;

(ii)                               in the event of a conditional marketing authorisation, and until the conditional marketing authorisation is converted into a standard marketing authorisation, any external costs (i.e. costs invoiced to Licensee in relation to the studies preceding the issuance of such marketing authorisation, excluding any costs incurred by Licensee’s staff that would be involved in such work) shall be borne equally by both parties (Licensor: 50%; Licensee: 50%), it being understood that Licensor acknowledges that any such studies would be conducted and coordinated by Licensee after completion of transfer of the conditional marketing authorisation; any regulatory filing costs associated with the above, will be borne by Licensee,

(iii)                            the costs for providing any post-authorisations data (i.e. data required to be provided to a Regulatory Authority after the decision to grant a standard marketing authorisation for the Product or after an initial conditional marketing authorisation has been converted into a standard marketing authorisation), including any regulatory filing costs associated with this, will be borne by the Licensee; and

(iv)                           the costs for the paediatric investigation plan for the Product, for which EMA issued a positive opinion in 2014 and which will not start before 2020, will be borne by Licensee.

12.10.2       In the Territory except for the EEA, such costs shall be borne exclusively by Licensee.

12.10.3       For the avoidance of doubt, any costs related to changes to manufacturing processes required by the Regulatory Authority as a condition to obtain conditional or standard Regulatory Approval prior to Regulatory Approval transfer as provided herein will be borne by the Licensor.

13                               Adverse Event Reporting and Safety Data Exchange

13.1                     Pharmacovigilance Agreement and Safety Data Exchange. Within one hundred twenty (120) days after the Effective Date, or as soon as possible thereafter, the parties shall execute a Pharmacovigilance Agreement (or “PVA”) that will define the responsibilities of the parties in respect of pharmacovigilance in relation to the Product in the framework of this Agreement, including with regard to the process for the transfer and exchange of safety data and contacts with Regulatory Authorities, in accordance with Applicable Laws. The parties shall enter into the PVA on terms no less stringent than those required by ICH or other applicable guidelines. From the Effective Date of this Agreement, parties shall exchange safety data relating to the Product within appropriate timeframes and in an appropriate format to ensure compliance with the reporting requirements of all applicable Regulatory Authorities on a worldwide basis. In no case shall exchange of Adverse Events (or “AEs”) occur later than five (5) calendar days for fatal/life threatening AEs, nine (9) calendar days for other related serious AEs, twenty-four (24) calendar days for non-serious AEs for post marketing cases, and in addition to the timelines for fatal and related serious AEs, twelve (12) calendar days for other serious, unrelated AE cases, twenty-four (24) calendar days for pregnancy and overdose with no AE, and twenty-seven (27) calendar days for serious ICSR following the end of study unblinding for clinical trials.

13.2                     Transfer of Responsibilities. Licensor shall transfer to Licensee the global safety database for the Product as such time as to be agreed between the parties in the

PVA. At the time of transfer, Licensor shall confirm in writing that all safety data related to the Product is accurately reflected in the global safety database. Licensee shall be the holder and sole responsible of the global safety database upon transfer of Regulatory Approvals. Upon the transfer of the marketing authorisation for the Product, Licensee shall assume responsibility for the monitoring of all clinical experiences it will conduct, maintaining the global safety database, safety monitoring, pharmacovigilance surveillance, compliance and filing of all required safety reports to Regulatory Authorities in the Territory, including annual safety reports, throughout the Development and Commercialization of the Product. Any costs related to the maintenance of the global safety database shall be borne solely by Licensee. Licensee shall provide Licensor, upon Licensor’s first request, with any and all required safety reports to be issued to any Regulatory Authorities in any and all countries outside the Territory.

13.3                     The parties will also implement in the PVA appropriate reconciliation procedures to ensure adequate and compliant exchange of safety data. Other timelines for exchange of safety data will be agreed to and specified in the PVA.

13.4                     Regulatory Reporting. The parties shall work together to achieve consensus with respect to safety issues and to report said opinion to safety boards, appropriate investigators and, in accordance with Applicable Laws, to the applicable Regulatory Authorities. In the event that, after reasonable medical and scientific consultation, the parties cannot achieve consensus with respect to safety issues to be reported to any applicable Regulatory Authority, including individual Adverse Events or other matters affecting the health, safety or welfare of a patient, then the party that is the holder of the Regulatory Approval in the concerned country of the Territory shall have the final decision making authority.

14                               Quality Agreement and Recalls

14.1.1           Quality Agreement

A Quality Agreement shall be executed between the parties within the timelines specified in the Manufacturing and Supply Agreement and in any event no later than at the time of the first order of the Product.

14.1.2           Recalls

(i)                                  Notification.  Each party shall make every reasonable effort to notify the other party promptly upon its determination that any event, incident or circumstance has occurred that may result in the need for a recall of the Product in any country in the Territory, and include in such notice the reasoning behind such determination and any supporting facts. The timelines for such notification will be mutually agreed by the parties in the Quality Agreement.

(ii)                               Initiation.

(a)                       Both parties shall jointly discuss whether to voluntarily implement any recall in the applicable country in or outside the Territory; provided that notwithstanding the foregoing the party that is the holder of the Regulatory Approval in the concerned country of the Territory shall have the final decision making authority.

(b)                       If a recall is mandated by a Regulatory Authority in a particular country in the Territory, the party that is the holder of the Regulatory Approval in the concerned country of the Territory shall be responsible for initiating such recall to be in compliance with Applicable Laws in such country.

(c)                        In the event of any recall of the Product in the applicable country in the Territory, each party shall provide, and cause its Affiliates and other sub-licensees to provide, any and all assistance and support required by Applicable Laws in such country, or reasonably requested by the other party.

(iii)                            Responsibility.  The recall shall be carried out as described in the Quality Agreement. Costs for the recalls, including expenses and other costs relating to Third Parties, and any Product destruction costs should be borne by Licensee except if the recall is made because of a defect of the Product due to Product Manufacturing under the responsibility of Licensor.

15                               Trade Mark and Marketing

15.1                     The Product shall be Commercialised by Licensee in the Field exclusively under the Principal Trade Mark.

15.2                     Licensor shall use Commercially Reasonable Efforts to ensure that the Principal Trade Mark is validly registered in all countries of the Territory where Licensee indicates that it will effectively Commercialise the Product, at Licensor’s sole cost and expense.

15.3                     In the event Licensee is prevented from using the Principal Trade Mark in any country of the Territory, Licensee shall use the Back-Up Trade Mark or, only in the event Licensee is also prevented from using the Back-Up Trade Mark in such country, any alternative brand name designated by Licensor at its discretion, upon consultation with Licensee. Licensor shall grant an exclusive license to Licensee to use the Intellectual Property Rights in relation to the Back-Up Trade Mark, or – as the case may be – the alternative brand name, in the respective country, on the condition that Licensee will effectively Commercialise the Product in the Field in such country, and shall ensure that the brand name underlying the Back-Up Trade Mark, or – as the case may be – the alternative brand name, is validly registered in such country at Licensor’s sole cost and expense.

15.4                     Licensee will market the Products under the relevant Licensor Trade Mark, in such packages and with such labels as it deems in conformity with local regulations applicable in the territories of sale.

15.5                     Subject to Applicable Laws, Licensee shall, unless notified by Licensor in writing to the contrary, mark or cause to be marked on each package pack, leaflet, label, tangible advertisement, instruction manual and other suitable document relating to the Products a notice in a form to be approved by Licensor stating that the Products are under license of TiGenix.

15.6                     Licensee shall not otherwise use on or in relation to Products any Trade Mark or name identical with or similar to any Licensor Trade Marks or corporate name of Licensor.

15.7                     Licensee shall have the right to register in its own name or in its Affiliates’ name, use or abandon Domain Names to be used to Commercialise and promote the Product at its sole discretion and at Licensee’s sole cost and expense. In addition, Licensee shall have the right and license but not the obligation to register in its own name or in its Affiliates’ name, use or abandon Domain Names that include the Licensor Trade Marks or parts thereof at Licensee’s cost and expense (“Product Domain Names”). If required by the respective authorities Licensor will provide assistance to Licensee to obtain registration of the respective Product Domain Name. If, for any reason, the Agreement expires or is terminated (whether or not for one or more given countries), Licensee shall transfer to Licensor, at terms to be agreed upon in good faith between the parties at the time of such transfer, the relevant Product Domain Names existing at the expiration or termination date and corresponding to the countries no longer covered under the Agreement. All other Domain Names shall remain Licensee’s or its Affiliates’ property after the Term of this Agreement.

16                               Manufacturing

16.1                     As regards the EEA and Switzerland:

16.1.1           As from the Effective Date, Licensor shall be responsible for Product Manufacturing;

16.1.2           Within one hundred eighty (180) days after the Effective Date, or as soon as possible thereafter, the parties shall enter into a separate Manufacturing and Supply Agreement to agree on specific aspects relating to the Product Manufacturing and supply, including the terms and conditions of forecasting, ordering and delivery of MCS, FDS and Product to Licensee.

16.1.3           The full manufacturing responsibilities relating to the Product Manufacturing shall be transferred from Licensor to Licensee or to a Third Party manufacturer agreed between the parties but under the responsibility of Licensee. Both parties shall do best efforts to complete such transfer by 1 January 2021 or such other time as parties may agree. Twelve (12) months and six (6) months before such date of 1 January 2021, the JMC shall discuss the feasibility of complying with such deadline. If the JMC concludes that this is not feasible, the parties shall discuss in good faith the conditions under which Licensor will continue to be responsible for the Product Manufacturing (such new conditions to be confirmed by the JMC). The parties hereby agree and acknowledge that neither the Licensee nor any of it Affiliates shall be liable for any employee related costs that may arise in relation to and/or be triggered as a result of the aforementioned transfer. For the avoidance of doubt, after such aforementioned transfer is completed the Licensee shall (whether itself or through an Affiliate) be fully entitled to reasonably improve, amend and/or optimise the manufacturing process in such a way as it reasonably deems appropriate (the JMC shall be informed by the Licensee prior to such improvement, amendment and/or optimisation being made).

16.1.4           With a view to transferring such manufacturing responsibilities as set out in Clause 16.1.3, Licensor agrees to perform such technology transfer as is required to perform such transfer of responsibilities.

16.1.5           Promptly after the Effective Date, the members of the JMC shall meet to start discussions and work in relation to the Product Manufacturing and supply strategy and the Manufacturing Transfer Plan to be agreed between the parties in good faith. The Manufacturing Transfer Plan shall include the timing, the costs and the modalities relating to the transfer of the manufacturing responsibilities from Licensor to Licensee, and shall be endorsed by the JSC. Licensor shall invoice Licensee for fifty (50) percent of such Licensor’s employee’s time and costs directly associated with the technology transfer (such costs to be reasonably documented by the Licensor and evidenced to the Licensee by such documents if so requested by the Licensee).

16.2                     As regards the Territory outside the EEA and Switzerland, Licensee shall be responsible for Product Manufacturing as from the Effective Date. For the avoidance of doubt, the provisions of Clause 16.1.5 shall also apply to transfers occurring outside the EEA.

16.3                     Licensor shall support such transfer of technology to Licensee as is required to enable Licensee to perform the Product Manufacturing. This shall include providing all relevant documents, training and knowledge in its possession, to the extent material to operate such transfer.

16.4                     As regards the EEA and Switzerland, before the Product Manufacturing is fully transferred to Licensee, the JMC shall review and approve regional manufacturing and supply strategy, authorize leveraging a global supply network to reduce supply risk and maximize cost reduction. The JMC shall also review and approve cost improvements to manufacturing and supply chain for further endorsement by the JSC.

16.5                     The parties agree that an expansion of the capacity of the current plant (in Calle Marconi 1, 28760 Tres Cantos, Spain) is instrumental in achieving a substantial reduction in COGS and safeguard supply, and agree to share the capital investment for such increased manufacturing capacity to reach a capacity of 1,200 FP Doses per Year targeted by the end of 2017 (estimated at around EUR 3,000,000 to EUR 3,500,000) on an equal (50%-50%) basis (the JMC shall use its best efforts to agree and implement such investment and reach the above and shall further use its best efforts to agree and apply COGS reduction measures to reduce COGS by at least 15% compared to Current COGS). Any further investment or outsourcing costs required to increase capacity beyond the level of 1,200 FP Doses per Year shall be borne exclusively by Licensee.

17                               Supply and Distribution

17.1                     As regards the EEA and Switzerland:

17.1.1           For as long as Licensor shall be responsible for any part of the Product Manufacturing, Licensor shall sell and supply to Licensee, Ex Works (incoterm ®) Licensor facilities in Madrid, Spain, at conditions as set out in Clause 9.3, such quantities of MCS, FDS and the Product as ordered by Licensee in accordance with the Manufacturing and Supply Agreement or in accordance with such other terms as parties may mutually agree upon. To the extent Licensee’s requirements of the Product, including for Licensee’s Development activities, would extend beyond the quantities agreed between the parties, in the Manufacturing and Supply Agreement or otherwise, Licensor shall use Commercially Reasonable Efforts to supply Licensee with Licensee’s requirements of the Product, without, however, being liable to Licensee if Licensor cannot comply with such extended Licensee’s requirements.

17.1.2           The Product to be supplied by Licensor to Licensee shall have been manufactured and released in accordance with then cGMP, Applicable Laws and any applicable Product specifications.

17.1.3           All deliveries of MCS, FDS or Product shall be supplied to Licensee in accordance with the terms and conditions of the Manufacturing and Supply Agreement and this Agreement.

17.1.4           As from such time as all parts of the Product Manufacturing are transferred to Licensee, Licensor shall no longer have any supply obligations with regard to MCS, FDS or the Product.

17.2                     As regards the Territory outside the EEA and Switzerland, Licensee shall be responsible for supply of the Product. For the avoidance of doubt, should the Licensee exercise its option under Clause 2 regarding rights in relation to Japan and/or Canada, the Licensee shall be entitled – pursuant to agreement with the JMC and subject to capacity availability – to obtain product from the Licensor as per agreement at the JMC.

17.3                     In the entire Territory, Licensee shall be responsible for the distribution of the Product.

18                               Non-compete Covenants

18.1                     Subject to Applicable Laws and what is set out below, Licensee shall not, directly or indirectly, (i) during the Term, and (ii) in case of termination of this Agreement pursuant to Clauses 28.3, 28.4 or 28.5 (for purposes of this Clause 18 “Early Termination”), for a period of two (2) years after termination of this Agreement:

18.1.1           manufacture, use or Commercialise, in the Territory:

(i)                                  any products or therapies for which the principal application is or will be the treatment of the Primary Indication; or

(ii)                               any adipose derived stem cell products other than the Product;

18.1.2           carry out any clinical development in relation to a product or therapy referred to under 18.1.1(i) or 18.1.1(ii) in any country of the Territory before the Product is Commercialised in such country; for the avoidance of doubt, if Licensee did not start the Commercialisation of the Product in any country of the Territory before Early Termination, then Licensee shall not carry out any clinical development in relation to a product or therapy referred to under 18.1.1(i) or 18.1.1(ii) in such country for a period of two (2) years after Early Termination.

18.2                     Subject to Applicable Laws, once the JSC has agreed to pursue the Product in a New Indication, Clause 18.1 above shall apply mutatis mutandis to such New Indication.

18.3                     For avoidance of doubt:

18.3.1           Any non-compete obligation included in this Agreement shall not restrict Licensee from developing and commercialising Vedolizumab for the treatment of indications other than the Primary Indication in the Territory; and

18.3.2           Any product competing with the Product that, during the Term, is developed or acquired by Licensor shall be first offered to Licensee for Commercialisation in the Field in the Territory.

19                               Foreground IP

19.1                     To the extent that they have the right to do so, Licensor and Licensee shall each promptly disclose to the other all Foreground IP which they may put into practice in their own manufacture or use of Products or which they may recommend their Affiliates or other authorized Third Parties to adopt in relation to the Products.

(a)                              “Licensor Foreground IP” shall be owned by Licensor.  Licensor will be solely responsible and use Commercially Reasonable Efforts to file for, prosecute, maintain, keep in force and defend the Licensor Foreground IP, at its expense. For all Licensor Foreground IP where a license has been granted to Licensee according to Clause 3.1, if Licensor decides not to file for a specific patent application, or if Licensor decides to abandon or to not further defend an Intellectual Property Right as part of the Licensor Foreground IP, it will notify Licensee thirty (30) days in advance, and Licensee shall decide at its own discretion whether or not to file for a patent application or take over such Intellectual Property Rights or responsibility and all associated costs. In this case, Licensor shall at Licensee’s request and expense, do and procure the doing of all things necessary to enable Licensee to apply and to prosecute such rights and Licensor will still have a royalty-free license under such assigned rights for the duration of such rights;

(b)                              “Licensee Foreground IP” shall be owned by Licensee. Licensee will be solely responsible and use Commercially Reasonable Efforts to file for, prosecute, maintain, keep in force and defend the Licensee Foreground IP, at its expense. For all Licensee Foreground IP where a license has been granted to Licensor according to Clause 4.1.1, if Licensee decides not to file for a specific patent application, or if Licensee decides to abandon or to not further defend an Intellectual Property Right as part of the Licensee Foreground IP, it will notify Licensor thirty (30) days in advance, and Licensor shall decide at its own discretion whether or not to file for a patent application or take over such Intellectual Property Rights or responsibility and all associated costs. In this case, Licensee shall at Licensor’s request and expense, do and procure the doing of all things necessary to enable Licensor to apply and to prosecute such rights and Licensee will still have a royalty-free license under such assigned rights for the duration of such rights; and

(c)                               “Joint Foreground IP” shall be owned jointly by the parties. The parties will decide, which party will be responsible to file for, prosecute, maintain, keep in force and defend the Joint Foreground IP in the name of both parties, while keeping the other party informed, and reasonably taken into account all input by the other party. The costs will be shared by the parties. The parties acknowledge that each of them is free to use the Joint Foreground IP or to grant licenses to its Affiliates.

19.2                     Any granted patent or pending application for a patent claiming any patentable Licensor Foreground IP disclosed by Licensor under this Agreement shall be deemed to be included in the definition of Licensor Patents, and Schedule 1 shall be updated accordingly.

19.3                     If a party (the “Granting Party”) may authorise the use of Foreground IP generated (partly) by a Third Party only by complying with conditions (including payment of a royalty to the Third Party), it shall inform the other party (the “Receiving Party”) of the applicable condition(s). The Receiving Party shall, within thirty (30) days after receipt of such information, decide whether to accept the rights to use such Foreground IP. If the Receiving Party decides to accept such rights, (i) it shall provide all reports and other information necessary to help the Granting Party fulfil its obligations towards the Third Party and (ii) it shall comply with the terms of this Agreement or any other agreement applicable between the Granting Party and the relevant Third Party.

20                               Maintenance of Intellectual Property Rights

20.1                     Licensor shall during the Term of this Agreement:

20.1.1           use Commercially Reasonable Efforts to file for, maintain, prosecute and keep in force and defend the Licensor Patents, Licensor Know-how and Licensor Trade Marks, at its expense; and

20.1.2           use Commercially Reasonable Efforts to continue at its expense the prosecution of the applications for Licensor Patents, unless Licensee gives its consent to abandoning one or more of them or unless Licensor hands over to Licensee the above responsibility. If Licensor decides to abandon or to not further defend (e.g. in oppositions/appeal proceedings at the European Patent Office) a Licensor Patent, it will notify Licensee thirty (30) days in advance, and Licensee shall decide at its own discretion whether or not to take over the patent rights or responsibility and all associated costs. In this case, Licensor will still have a royalty-free license under such assigned rights for the duration of such rights.

20.2                     Licensor and Licensee shall cooperate to identify, develop and implement any joint measures that they would deem necessary or useful in relation to Intellectual Property Rights relevant to the licenses granted under this Agreement.

21                               Infringement

21.1                     Infringement of Licensor and Licensee Intellectual Property Rights

21.1.1           Either party, as the case may be, shall upon becoming aware of a suspected infringement of any of the Intellectual Property Rights held by Licensor and licensed to Licensee, including Licensor Patents and Licensor Foreground IP or any unauthorised use or threatened use of the Licensor Know-how or Foreground IP promptly notify the other party and provide full particulars thereof.

21.1.2           If such infringement or use consists of any act which (if done by Licensee) would be within the scope of the license granted by Clause 3.1, Licensor shall take such action (if any including litigation, arbitration or compromise) as, in the sole discretion of Licensor, is reasonably necessary for the protection of Licensor’s rights under said Intellectual Property Rights. If Licensor notifies Licensee that it does not intend to take such action, or, within fifteen (15) days of either party becoming aware of such infringement, fails to take such action, whichever is the sooner, Licensee may commence proceedings at its own expense (subject to obtaining Licensor’s prior written consent and keeping Licensor informed of its strategy in respect of the proceedings) but may not settle or compromise any such proceedings without the prior written approval of Licensor who may at any stage reassume control. Licensor will support Licensee as requested and/or necessary under Applicable Laws, with any relevant documentation and information. In case Licensor reassumes control over the proceedings, parties shall share the costs incurred after such reassuming of control.

21.1.3           Either party shall give the other party all such assistance as the party in charge of the proceeding under Clause 21.1.2 may require, at the assisting party’s own cost, in taking action against any suspected infringements.

21.1.4           This Clause 21.1 shall apply mutatis mutandis to any Intellectual Property Rights held by Licensee and licensed to Licensor.

21.2                     Notice and Defence of Third Party Infringement

21.2.1           Each party shall notify the other party of any risk identified relating to the potential infringement of a Third Party Intellectual Property Right by the Development, Product Manufacturing and/or the Commercialization of the Product in due time upon its identification.

21.2.2           After notifying any such risk derived from a relevant Third Party Intellectual Property Right to the other party, the parties shall discuss and, as the case may be, agree on the appropriate mitigation or remedy strategy.

21.2.3           Each party or its permitted subcontractors shall promptly notify the other party in writing if it receives a claim or a Threatened Claim by a Third Party for infringement or for inducing or contributing to infringement of Intellectual Property Rights controlled by a Third Party, which would be directly related to the Product Manufacturing, Commercialization, or use of Products. In such case, the parties shall immediately escalate this to the JOC to consult how to further proceed.

21.2.4           Upon receipt of a claim, the parties shall consult and determine an appropriate strategy for course of action for defense against any such claim. In case of disagreement between the parties, the matter will be escalated to the JSC. Each party shall render the other party all reasonable assistance in defending any such suit or claim.

21.2.5           In the case of a filed or Threatened Claim by a Third Party for infringement or for inducing or contributing to infringement in the Territory of any Third Party Intellectual Property Rights, and in case of an infringement risk as identified and discussed by the parties according to 21.2.1 and 21.2.2, and provided that an infringement opinion by an external qualified counsel as determined by the parties comes to the conclusion that the chances of a court of law confirming a finding of infringement is more than 50%, Licensee will have the right to immediately delay or suspend its Commercialization activities. At the same time Licensor shall, at its own expense, investigate the below options within the specified terms:

(i)                                  use Commercially Reasonable Efforts to have started and progressed on negotiating for the benefit of Licensee (and any sub-licensees in multiple tiers) the right to continue using such Product within six (6) months; or

(ii)                               use Commercially Reasonable Efforts to have initiated development activities in order to replace such Product with a non-infringing product which performs substantially the same functions as the Product within six (6) months; or

(iii)                            use Commercially Reasonable Efforts to have initiated development activities in order to modify such Product to become non-infringing, provided always that it performs substantially the same functions as the Product, within six (6) months.

The JOC will regularly monitor such activities during the term of six (6) months and the parties shall after this term agree on a maximum period for investigating the above options during which period the Commercialization activities by Licensee are suspended, in view of commercial and regulatory requirements and considerations. If the parties do not come to an agreement on such maximum period, the decision will be escalated to the JSC. In case of further disagreement, Licensee will have the right to terminate the Agreement on a country-by-country basis, before its expiration with immediate effect, by written thirty (30) days’ notice to Licensor.

22                               Third Party obligations

Licensor is solely responsible for any Third Party obligations arising with respect to the sales of the Product in the Field in the Territory where such obligations arise from (i) the rights licensed from the Universidad Autonoma de Madrid (“Universidad”) and the Consejo Superior de Investigaciones Cientificas (“Consejo”) or (ii) the Third Party rights identified and shared between the parties during Licensee’s due diligence investigations conducted prior to the execution of this Agreement. If Licensor wishes to abandon or terminate any of the existing licenses under (i) above or any future agreements relating to any Third Party Intellectual Property Rights as provided under (ii) above and procured under Clause 21.2.5(i), such abandonment or termination shall be discussed between the parties. In case of disagreement, such discussion and decision will be escalated to the JSC. In case such dispute cannot be solved by the JSC, Licensee may decide either to (i) request the Licensor to assign the agreement with the Third Party, subject to contractual or legal conditions of such agreement or to (ii) terminate the Agreement on a country-by-country basis according to Clause 21.2.5.

23                               Insurance

23.1                     Each party, at its own expense, shall maintain during the Term liability insurance including product liability insurance in an amount consistent with industry standards during the Term, but in no event in an amount less than twenty million euros (€ 20,000,000) per occurrence and twenty million euros (€ 20,000,000) annual aggregate.

23.2                     Licensee shall be permitted to satisfy its obligations hereunder through a program of self-insurance.

24                               Confidentiality

24.1                     This Agreement is without prejudice to and shall – to the extent relevant – be subject to (i) the Confidential Disclosure Agreement dated 17 June 2013 (and supplemented by an addendum on 29 February 2016) between TiGenix NV and Licensee and (ii) the Common Interest Agreement, effective as of 15 February 2016 between the parties.

24.2                     During the Term and for as long as this Clause 24 shall survive in accordance with Clause 24.5, each of the parties shall take all steps necessary to preserve the secrecy of and use of the Know-how and the Confidential Information for the sole purpose of their activities, using their rights and fulfilling their obligations under this Agreement. Each of the parties shall ensure that its officers, employees, consultants, advisors, agents, Subcontractors and sub-licensees (collectively the “Representatives”) to whom details of the Know-how and the Confidential Information are disclosed are made aware of the confidentiality of the Know-how and the Confidential Information, as well as sign a non-use and non-disclosure agreement at least as protective as the provisions hereof, prior to any disclosure of Confidential Information to such Representative.

24.3                     Any Confidential Information disclosed by one party to the other in pursuance of this Agreement shall be treated by the recipient in confidence and shall not be used or disclosed to any Third Party (except for the Representatives as mentioned in Clause 24.2) by the recipient without the prior written consent of the disclosing party.

24.4                     The provisions of this Clause shall not apply to any information which:

24.4.1           is or later becomes freely available to the public otherwise than through the fault of the recipient in breach of this Agreement or of the agreements mentioned in Clause 24.1;

24.4.2           the recipient can demonstrate was in the possession of the recipient prior to its receipt from the other party;

24.4.3           the recipient can demonstrate was independently received from a Third Party who is free from any obligations to any other party not to disclose it;

24.4.4           the recipient can demonstrate was conceived by the recipient independently of the information received or acquired from the other party;

24.4.5           the recipient can demonstrate was required to be disclosed by law, government agency, court order or valid discovery request in connection with a legal proceeding, provided that the recipient provides the disclosing party as promptly as possible with prior written notice of any such disclosure (unless such notice is impracticable or prohibited by such Applicable Laws) so that application for an appropriate protective order can be made. The recipient will fully cooperate (at the disclosing party’s expense) in connection with the disclosing party’s efforts to obtain any such order or other remedy. The recipient shall disclose only that portion of the Confidential Information that it is legally required to disclose; or

24.4.6           is required to be disclosed in the framework of the envisaged US IPO of TiGenix NV pursuant to applicable US securities laws.

24.5                     This Clause 24 shall survive termination of this Agreement for ten (10) years.

25                               Press Releases and Publications

25.1                     Without prejudice to Clause 24.4.6, the parties shall cooperate to draft all appropriate press releases and other public announcements relating to the Product and the relationship between the parties, providing the other party with comments on any draft press release or other public announcement within three (3) Business Days upon receipt of such draft (or as soon as possible upon receipt of the draft in the event of a reasonable need for prompt publication, e.g. due to a requirement by a stock exchange authority). The parties shall take into consideration each other’s reasonable comments, and no party will issue any such press release or announcement without the other party’s prior written consent, which shall not be unreasonably withheld or delayed.

Each party shall provide to the other party a copy, prior to submission, of any international and substantial local written publications, oral presentation or poster (together, for purposes of this Clause, a publication) which includes any information related to the subject matter of this Agreement. The other party shall have ten (10) Business Days to review and comment on such draft publication. In case no comments are provided within such ten (10) Business Days period, the draft publication can be considered as approved. The party submitting the publication shall take into account the other party’s reasonable comments including with a view to removing any of the other party’s Confidential Information prior to effective publication. Any suggested publication shall be delayed for purposes of securing protection under any Intellectual Property Right if so desired by the other party. Such delays shall be kept within a reasonable period, in general not exceeding twenty (20) Business Days after submission of the complete manuscript to the other party. Longer delays may be requested by the other party if it determines in good faith that its business interest would be significantly damaged by premature publication. Such request shall be adequately motivated in writing and shall not delay publication for more than three (3) months as from the submission of the complete manuscript to the receiving party. Once an abstract, manuscript or presentation has been reviewed and approved by each party, the exact same abstract, manuscript or presentation does not have to be provided again to the other party for review for a later submission for publication; provided that once the abstract or manuscript is accepted for publication or the presentation is finalized, the submitting party shall provide the other party with a copy of the final version of such abstract, manuscript or presentation. Authorship on publications involving work of Representatives of both parties shall be determined on the basis of their respective scientific contributions, in accordance with the applicable standards in the field.

26                               Representations and Warranties

26.1                     Unless set out explicitly in this Clause 26, no warranties, indemnities, representations or undertakings with regard to the Intellectual Property Rights held by Licensor, or Licensor’s title to them, or as to conflicting third party rights are given by Licensor nor are they to be implied.

26.2                     Licensor does not represent or warrant that no claims will be made against Licensee by Third Parties for infringement of their proprietary rights, but shall give such reasonable assistance as Licensee may request in connection with any such claims made by third parties, subject to payment of Licensor’s out-of-pocket expenses.

However Licensor represents and warrants that, to the best of Licensor’s knowledge and on the Effective Date, Licensee’s use of any of Licensor’s Patents, Licensor Know-how and/or Licensor Trade Marks in accordance with this Agreement will not infringe any Intellectual Property Rights held by a Third Party.

26.3                     Licensor warrants that it is the co-owner of the Patents identified in Schedule 1 as PX006 and PX007, and that it has received a license from Universidad and Consejo, while such rights granted by Universidad and Consejo are sublicensable to a Third Party, including to Licensee.

26.4                     Licensor warrants that as of the Effective Date it has not received any Threatened Claim except for all letters as disclosed to Licensee prior to the Effective Date (for the avoidance of doubt, notwithstanding this warranty and the disclosure of the letters, Licensee shall be able to claim under the indemnity in Clause 27.1).

26.5                     Licensor warrants that Universidad and Consejo have provided documentation as to the assignment of the rights of their inventors to these institutions.

26.6                     On the Effective Date, Licensor has all rights necessary to grant the licenses the Licensor Background IP that it grants to Licensee under this Agreement.

26.7                     The Licensor Patents represent all Patents that Licensor or any of its Affiliates controls on the Effective Date that cover or disclose any invention necessary for the Product Manufacturing or the Commercialisation of the Product in the Territory in the Field as of the Effective Date. To the best of Licensor’s knowledge, save in respect to the Patents identified in Schedule 1 as PX006 and PX007, Licensor is the sole and exclusive owner of or the exclusive licensee to the entire right, title and interest in the Licensor Patents free of any encumbrance, lien, or claim of ownership by any Third Party.

26.8                     The Licensor Know-how set forth in Schedule 4 represent all Know-how that Licensor or any of its Affiliates controls on the Effective Date that cover or disclose any non-patented invention or trade secrets necessary for the Product Manufacturing or the Commercialisation of the Product in the Territory in the Field as of the Effective Date. To the best of Licensor’s knowledge, Licensor is the sole and exclusive owner of or the exclusive licensee to the entire right, title and interest in the Licensor Know-how set forth in Schedule 4 free of any encumbrance, lien, or claim of ownership by any Third Party.

26.9                     There is no actual or, to the best of Licensor’s knowledge, threatened infringement or misappropriation of any Licensor Trade Mark or Licensor Patents by any Third Party in the Territory.

26.10              In line with Licensor’s obligations to apply Commercially Reasonable Efforts, the Licensor Patents are being diligently prosecuted and defended in the respective patent offices in the Territory in accordance with Applicable Laws. The Licensor

Patents have been filed and maintained properly and correctly and all applicable fees have been paid on or before the due date for payment (or, where such filing or maintenance would not have been handled properly or correctly, or fees would not have been timely paid, these concerns have been remedied in time or cannot be considered of such a nature to have a material impact on the legal standing of the Licensor Patents).

26.11              To the best of Licensor’s knowledge, each of the Licensor Patents properly identifies each and every inventor of the claims thereof as determined in accordance with Applicable Laws of the jurisdiction in which such Licensor Patent is issued or such application is pending.

26.12              All current and former Representatives of Licensor or any of its Affiliates who are inventors of or have otherwise contributed in a material manner to the creation or development of any Licensor Background IP have executed and delivered to Licensor or any such Affiliate an assignment or other agreement regarding the protection of proprietary Information and the assignment to Licensor or any such Affiliate of any Licensor Background IP or have, under any Applicable Laws, otherwise transferred their rights to Licensor. To the best of Licensor’s knowledge, no current Representative of Licensor or any of its Affiliates is in violation of any term of any assignment or other agreement regarding the protection of Licensor Background IP or of any employment contract or any other contractual obligation or any obligation under Applicable Laws relating to the relationship of any such person with Licensor or any such Affiliate. Licensee shall have no obligation to contribute to any remuneration of any inventor employed or previously employed by Licensor or any of its Affiliates in respect of any such inventions, information and discoveries and intellectual property rights therein that are so assigned to Licensor or its Affiliate(s). Licensor will pay all such remuneration due to such inventors with respect to such inventions and other Know-how and Intellectual Property Rights therein.

26.13              Licensor has maintained and has not breached in any material respect any material agreements with any Third Party relating to the Product, and after the Effective Date of this Agreement, Licensor shall use Commercially Reasonable Efforts to continue to comply with its undertaking to maintain and/or not to breach in any material way any such material agreements with Third Parties.

26.14              On the basis of the “Day 80 Questions” received until the Effective Date from the rapporteur / co-rapporteur, TiGenix was not requested to conduct any additional clinical trial and, to the best of its knowledge, does not anticipate the need to conduct additional phase 3 clinical trial(s) in order to obtain Regulatory Approval for the Product.

26.15              Mutual Representations and Warranties.  Licensor and Licensee represent and warrant to the other, as of the Effective Date, as follows:

26.15.1       Corporate Power.  Such party is duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation or formation, and has full corporate power and authority to enter into this Agreement and to perform its obligations hereunder, and it has full corporate power and authority and the legal right to own and operate its property and assets and to carry on its business as it is now being conducted and as it is contemplated to be conducted by this Agreement;

26.15.2       Due Authorization.  Such party has taken all necessary corporate action required to authorize the execution and delivery of this Agreement and the performance of its obligations hereunder;

26.15.3       Binding Agreement.  This Agreement has been duly executed and delivered on behalf of such party and constitutes a legal, valid and binding obligation of such party and is enforceable against it in accordance with the terms hereof subject to the effects of bankruptcy, insolvency or other laws of general application affecting the enforcement of creditor rights and judicial principles affecting the availability of specific performance and general principles of equity, whether enforceability is considered a proceeding at law or equity; and

26.15.4       Conflicts.  The execution and delivery of this Agreement and the performance of such party’s obligations hereunder (a) do not conflict with or violate any provision of the articles of incorporation, bylaws or any similar instrument of such party, as applicable, in any material way and (b) do not conflict with or violate or constitute a default or require any consent under, any contractual obligation or any court or administrative order by which such Party is bound (unless such conflict, violation, default or lack of consent do not have a material impact on this Agreement).

27                               Indemnities

27.1                     Indemnification by Licensor. Licensor hereby agrees to defend, indemnify and hold Licensee and its Affiliates and their respective directors, officers, employees and agents harmless from and against any and all losses, damages, costs (including reasonable court costs and fees of attorneys and other professionals), penalties, liabilities (including strict liabilities) or other expenses incurred or suffered by Licensee as a result of the infringement of any Third Party Intellectual Property Rights by (i) the Development of the Product or the Product Manufacturing as conducted by Licensor prior to the Agreement or during the course of the Agreement, (ii) the Development, Commercialisation and Product Manufacturing of the Product by Licensee in accordance with the terms of this Agreement; and (iii) Licensee’s use of the Licensor Trade Mark in accordance with the terms of this Agreement.

Without prejudice to the foregoing, Parties acknowledge that when one of the remedial actions set out in Clause 21.2.5 has been taken by Licensor, the damage to be compensated to Licensee may be more limited than if no such action had been taken.

27.2                     Indemnification by Licensor. Licensor hereby agrees to defend, indemnify and hold Licensee and its Affiliates and their respective directors, officers, employees and agents harmless from and against any and all losses, damages, costs (including reasonable court costs and fees of attorneys and other professionals), penalties, liabilities (including strict liabilities), fines, amounts and expenses to be paid by Licensee in execution of a final/non appealable judgment or a settlement (individually and collectively, the “Licensee Loss(es)”), to the extent such Licensee Losses are in result of a claim or suit started from a Third Party for:

27.2.1           bodily injury, personal injury, death and property damage caused by defects in a Product, provided that such defects have not been caused by Licensee or its Affiliates or any persons for whose actions or omissions Licensee is liable under the Applicable Laws or under this Agreement;

27.2.2           a breach by Licensor or its Affiliates of its obligations, representations and warranties under this Agreement; and

27.2.3           the negligence or willful act or omission of Licensor or any person for whose actions or omissions Licensor is liable under Applicable Laws or under this Agreement;

provided, however, that in all cases referred to above, Licensor’s obligation under this Clause 27.2 shall be proportionally reduced to the extent that Licensee Loss was partially caused by: (a) the negligence or willful misconduct of Licensee or any person for whose actions or omissions Licensee is liable under the Applicable Laws or under this Agreement or (b) any breach by Licensee of its representations, warranties and/or obligations assumed hereunder.

27.3                     Indemnification by Licensee. Licensee hereby agrees to defend, indemnify and hold Licensor and its Affiliates and their respective directors, officers, employees and agents harmless from and against any and all losses, damages, costs (including reasonable court costs and fees of attorneys and other professionals), penalties, liabilities (including strict liabilities), fines, amounts and expenses to be paid by Licensor in execution of a final/non appealable judgment or a settlement (individually and collectively, “Licensor Loss(es)”), to the extent such Licensor Losses are in result of a claim or suit started from a Third Party for:

27.3.1           bodily injury, personal injury, death and property damage caused by the negligence or willful misconduct or wrongdoing of Licensee or its Affiliates or any person for whose actions or omissions Licensee is liable under the Applicable Laws or under this Agreement;

27.3.2           a breach by Licensee or its Affiliates of its obligations, representations and warranties under this Agreement; and

27.3.3           the negligence or willful act or omission of Licensee or any person for whose actions or omissions Licensee is liable under Applicable Laws or under this Agreement;

provided, however, that in all cases referred to above, Licensee’s obligation under this Clause 27.3 shall be proportionally reduced to the extent that Licensor Loss was partially caused by: (a) the negligence or willful misconduct of Licensor or any person for whose actions or omissions Licensor is liable under the Applicable Laws or under this Agreement or (b) any breach by Licensor of its representations, warranties and/or obligations assumed hereunder.

27.4                     Indemnification by Licensee. Licensee shall indemnify Licensor against all liability, loss, damages, costs or other expenses incurred or suffered by Licensor as a result of the use by Licensee (or on its behalf or authority) of the Intellectual Property Rights held by Licensor without Licensor’s consent, for any purpose other than as set out in this Agreement.

27.5                     Duty to Coordinate. Any party seeking to be indemnified hereunder (“Indemnified Party”) shall provide prompt written notice to the other party (“Indemnifying Party”) no later than thirty (30) days after becoming aware of any actual or potential claim in respect of which indemnification may be sought; provided, however, that the failure by the Indemnified Party to provide such prompt notice to the Indemnifying Party shall only be a bar to recovering Licensee Losses or Licensor Losses, as the case may be (each being hereinafter defined the “Loss(es)”), to the extent that the Indemnifying Party was prejudiced by such failure. In the event of any such actual or threatened Loss therefor, each party shall provide the other party with information and assistance as the other party shall reasonably request for purposes of defense and each party shall receive from the other all necessary and reasonable cooperation in such defense including the services of employees or agents of such other party who are familiar with the transactions or occurrences out of which any such Loss may have arisen.. Except as provided for under Clause 21.2.4, the primary responsibility for defending any such Loss shall be with the Indemnifying Party; provided, however, that the Indemnified Party shall have the right to participate in and with respect to the defense of any Loss with counsel of its own choosing, whose fees shall be borne by the Indemnified Party. The Indemnified Party shall not make any admission of liability in relation to or be entitled to settle any claim or agree to the entry of any judgment or other relief without the prior consent of the Indemnifying Party, which consent shall not be unreasonably withheld, conditioned or delayed.

27.6                     Limitation of Liability. Neither party shall have any liability to the other party, its Affiliates or their respective entitled persons for any indirect, consequential, punitive or incidental damages arising out of or relating to this Agreement.

In addition, the indemnification obligations of either party under this Agreement as provided for in Clauses 27.1 to 27.4 shall be limited to a maximum amount of twenty-five million euros (€25,000,000), it being understood that this maximum amount will be increased to forty million euros (€40,000,000) upon payment by Licensee to Licensor of the approval milestone in accordance with Clause 9.1.2(i).

27.7                     The provisions of this Clause 27 (including the limitations of liability) shall also apply to any sublicenses granted by Licensee under this Agreement.

28                               Term and termination

28.1                     The Agreement shall enter into force on the Effective Date and, unless earlier terminated as provided in this Agreement, shall expire on a country-by-country basis (within the Territory), at the latest of either (i) the twentieth (20th) anniversary of the date of first commercial sale of the Product in a country in the Territory, or (ii) upon the last valid patent claim covering the Product or its use in the Field (including supplementary protection certificates) to expire in a country in the Territory, (iii) the expiry of any market exclusivity in a particular country granted under the marketing authorisation of the Product as an orphan medicine, if any, or (iv) the expiry of any data exclusivity (“Term”).

28.2                     The parties may agree to prolong this Agreement beyond the Term (for one (1) or more countries of the Territory), provided such prolongation is not legally prohibited and provided the parties reach an agreement on the terms of such prolongation (including its duration) at the latest sixty (60) days before the expiry of the Term.

28.3                     Termination by either party

28.3.1           Either party may terminate this Agreement before its expiration with immediate effect, by written thirty (30) days’ notice, to the other party if:

(i)                                  a receiver or administrative receiver is appointed over the whole or any part of the other party’s assets or an order is made by a court of competent jurisdiction, a petition is filed, a notice is given or a resolution is passed for the winding-up or administration of the other party, or any step is taken by any person with a view to bringing about any of the preceding events;

(ii)                               the other party commences negotiations with any of its creditors with a view to rescheduling any of its debts or enters into any compromise or arrangement with its creditors (in each case other than as part of a voluntary scheme for the reconstruction or amalgamation of the other party as a solvent corporation and the resulting corporation, if a different legal entity, undertakes with Licensor or Licensee as applicable to be bound by the terms of this Agreement);

(iii)                            the other party is capable of being deemed unable to pay its debts.

28.3.2           Termination for Change of Control. Each party shall promptly inform the other party in writing of any event that could trigger a Change of Control. In case of such Change of Control, the non-affected party shall have the right to terminate this Agreement by providing sixty (60) days prior written notice to the other party.

28.3.3           Without prejudice to any remedy or claim it may have against the other party for material breach or non-performance of this Agreement, each party shall have the right to terminate this Agreement with immediate effect in the event that the other party fails to materially comply with or perform any material provision of this Agreement and, in case of a curable material breach, in the further event that such other party, after having been given notice, should fail to discontinue and to remedy such violation within a remedy period of sixty (60) days after receipt of such notice.

28.3.4           Termination for Force Majeure. Either party may terminate this Agreement in accordance with the terms of Clause 38.2.

28.3.5           Miscellaneous. Either party may terminate this Agreement in accordance with Clause 6.12.

28.4                     Termination by Licensor. Licensor may terminate this Agreement before its expiration with immediate effect, by written thirty (30) days’ notice:

28.4.1           without prejudice to Clause 28.3.3, on a Region – by Region basis, if (i) there is a negative deviation of at least 25% measured against the expected royalty income to Licensor as agreed in the (sales forecast included in the) Commercialisation Plan for at least three consecutive Years in a Key Market of a Region and (ii) subject to the aforementioned negative deviation having occurred, the Licensor reasonably deems that Licensee did not apply Commercially Reasonable Efforts in order to perform the (sales forecast included in the) Commercialisation Plan in the relevant Key Market of a Region. If the parties are not able to resolve the disputed claim in the JSC. the Licensor shall submit any disputed claim it may have under this Clause 28.4.1 in writing to the parties’ senior management or board of directors for good faith negotiations. If despite such good faith efforts, resolution of such matter cannot be reached by senior management or the board of directors of the parties within thirty (30) Business Days of its referral, and the Licensor chooses to continue with its claim, the Licensor shall indicate the same in writing to the Licensee and the parties shall jointly appoint an independent Third Party expert who shall provide a report (the “Third Party Report”) evaluating the application of Commercially Reasonable Efforts by Licensee (for the avoidance of doubt, if the parties cannot agree on which Third Party expert should be appointed within thirty (30) days of notification from the Licensor to the Licensee of the Licensor’s intention to appoint such Third Party expert, then the president of the SwAAP (Swiss Association Pharmaceutical Professionals) shall appoint such Third Party expert on behalf of the parties. If the Third Party Report confirms that the Licensee used Commercially Reasonable Efforts, the Licensor shall abandon its claim for termination pursuant to this Clause 28.4.1 (and shall pay the Third Party expert’s costs in obtaining the Third Party Report). If the Third Party Report confirms that the Licensee did not use Commercially Reasonable Efforts, the Licensor shall be entitled to present such report to the JSC for discussion between the parties within 30 (thirty) Business Days of the Third Party Report having been provided by the Third Party expert to the parties. In the event the parties are not able to conclusively settle this discussion in the JSC (which shall use reasonable efforts to find a solution for the Licensee to remedy the breach if possible) and reach an agreement, as the case may be through the escalation process specified in Clause 8.8 (it being understood that Licensee shall not have the final decision-making authority for the subject matter of this Clause 28.4.1), Licensor may terminate the Agreement in accordance with this Clause 28.4.1 on a Region-by Region basis. For the avoidance of doubt, if the Third Party Report confirms that the Licensee did not use Commercial Reasonable Efforts, the Licensee shall pay the Third Party expert’s costs in obtaining the Third Party Report); and

28.4.2           if Licensee or an Affiliate of Licensee challenges or takes any material steps to assist a Third Party in challenging the validity of any of the Intellectual Property Rights held by Licensor, provided that this shall not apply to any such steps taken incidentally or inadvertently or which Licensee can show were otherwise taken without the intention of so assisting the Third Party.

28.5                     Termination by Licensee. Licensee may terminate this Agreement before its expiration with immediate effect, by written thirty (30) days’ notice:

28.5.1           in the event that Licensor does not obtain the Regulatory Approval for EEA by the fourth anniversary of the Effective Date;

28.5.2           on a country-by-country basis, in accordance with Clause 21.2.5;

28.5.3           on a country-by-country basis in case of a final court decision confirming the infringement in the country at stake of any Third Party Intellectual Property Rights by the Product Manufacturing or the Commercialization of the Product (however, prior to termination under this Clause the Licensee shall communicate in writing to the JSC its intention to terminate the Agreement hereunder, after which the parties shall discuss for a period of up to twenty (20) Business Days in the JSC any alternative to termination). For the avoidance of doubt the final decision as to whether to terminate this Agreement hereunder shall be at the sole discretion of the Licensee;

28.5.4           on a country-by-country basis, in accordance with Clause 22;

28.5.5           Notwithstanding the fact that Takeda has been able to perform due diligence on the Licensor and the Product, as well as on the subject matter of this Agreement, Takeda has not been able to evaluate the following information:

(i)                                  Manufacturing process:

(a)                       process validation,

(b)                       selected process ranges and justifications,

(c)                        manufacture of MCB criteria and markers used for qualification of MCB;

(ii)                               Process validation reports;

(iii)                            Justification of specification for the potency assay.

Therefore, Licensee may terminate the Agreement by written thirty (30) days’ notice to Licensor, in case the changes requested by the Regulatory Authorities to Module 3 in connection with release specifications, stability and comparability assessment or analytical procedures or viral safety require any material changes to the manufacturing process leading to a total increase in COGS of more than 15% compared to Current COGS. This termination right will no longer be available to Licensee as from the granting of the (conditional or standard) Regulatory Approval by the Regulatory Authority.

28.6                     Upon termination of this Agreement.

28.6.1           Licensee shall cease using the Intellectual Property Rights licensed to it under this Agreement and shall deliver to Licensor all documents embodying the Know-how or other Intellectual Property Rights in its possession or control, or destroy (and certify such destruction to Licensor) such documents, it being understood that (i) Licensee may retain one (1) copy of any such document exclusively for record-retention purposes and for the purpose of monitoring compliance with its obligations pursuant to this Agreement and subject to any copies remaining on the Licensee`s standard computer back-up devices (which copies the Licensee agrees not to access after the termination) and (ii) if the Know-how has, as a whole, become publicly known, other than by the action of Licensee, then Licensee may continue to use it without further payment to

Licensor, subject to any relevant Patents or other Intellectual Property Rights held by Licensor then subsisting;

28.6.2           Licensee shall have the right, for six (6) months from the date of termination of this Agreement, to sell stocks of the Products manufactured by Licensee itself or supplied by Licensor prior to the date of termination. Royalties and other amounts due under this Agreement shall remain payable on all such Products calculated in accordance with this Agreement;

28.6.3           Royalties and other amounts due under this Agreement shall be paid to Licensor within two (2) calendar months after the date of effective expiration or termination and Licensee shall at the same time pay any undisputed outstanding royalties or other amounts due under this Agreement and render statements in respect of all other Products sold, put into use or otherwise disposed of prior to the date of effective expiration or termination;

28.6.4           The provisions relating to the payment of royalties and other amounts due under this Agreement and the rendering and auditing of accounts and other information, shall remain in force as long as may be necessary in order to wind-up the outstanding obligations of both parties;

28.6.5           Subject only to the provisions of Clause 28.6.2 hereof, Licensee shall cease using or operating under any Regulatory Approval of the Product and shall, to the extent Licensee is the holder of any Regulatory Approval, promptly do one or more of the following as explicitly requested by Licensor from time to time:

(a)                              to the extent possible, transfer to Licensor or its designee any Regulatory Approval of the Product, at Licensee’s costs (unless Licensee terminates because of breach of Licensor);

(b)                              if a transfer as envisaged under (a) is not possible, or with a view to making a transfer as envisaged under (a) possible, cancel any such Regulatory Approval in order to facilitate application for corresponding registrations by Licensor or its designees;

(c)                               permit and authorise Licensor or its designee, while applying for corresponding registrations, to rely on or refer to any documents submitted by Licensee to Regulatory Authorities in respect of the Product;

(d)                              take any other steps which may be reasonably necessary to enable Licensor or its designee to use or operate under any Regulatory Approval of the Product obtained pursuant to this Agreement, including the execution of a no-objection letter or similar document;

provided that any step under (a) through (d) here above shall be taken only in close co-operation with Licensor and with Licensor’s prior written approval for each such step that is of an irrevocable nature; and

28.6.6           Licensor shall cease using the Intellectual Property Rights of the Licensee Foreground IP, except for Patents and Know-how which Licensor can continue to use, or the Licensee Background IP licensed to it under this Agreement, unless otherwise stated in this Agreement. Licensor shall deliver to Licensee all documents embodying the Intellectual Property Rights other than Know-how and Patents in its possession or control, or destroy (and certify such destruction to Licensor) such documents, it being understood that Licensor may retain one (1) copy of any such document exclusively for record-retention purposes and for the purpose of monitoring compliance with its obligations pursuant to this Agreement and subject to any copies remaining on the Licensor`s standard computer back-up devices (which copies the Licensor agrees not to access after the termination).

28.6.7           The provisions of Clause 24 (Confidentiality), Clause 27 (Indemnities), as well as any other provision which by its terms or by the context thereof, is intended to survive termination, shall in any event remain in force.

29                               Notices

29.1                     Any notice given under this Agreement shall be in writing and may be delivered by hand to the relevant party or sent by recorded delivery or fax to the address or fax number stated in this Agreement or to such other address or fax number as may be notified by that party for this purpose, and shall be effective notwithstanding any change of address or fax number not notified. Notice may not be given under this Agreement by e-mail.

1.1.1                        Addresses for Notice:

For Takeda:	For Tigenix:

Takeda Pharmaceuticals International AG Thurgauerstrasse 130 8152 Glattpark-Opfikon Zurich, Switzerland Fax: +41 44 555 1250 E-mail: Nils.Kjaergaard@takeda.com Attention: Head of Legal	TiGenix SAU Marconi 1 28760 Tres Cantos – Madrid Spain Fax: 34 (0) 91 804 92 63 E-mail: legal@tigenix.com Attention: General Counsel

29.2                     Unless proved otherwise, a notice shall be deemed to have been given, if sent by letter, 48 hours after the date of posting, and if delivered by hand or sent by fax during the hours of 9.00 am to 6.00 pm, when left at the relevant address or transmitted (as applicable), and otherwise on the next working day.

30                               Waiver

No delay or forbearance by any party in exercising any right or remedy arising under this Agreement shall operate as a waiver of it, nor shall any single or partial exercise of any right or remedy preclude any other or further exercise of it or the exercise of any other right or remedy.

31                               Whole Agreement and Non-reliance

31.1                     This Agreement supersedes any previous written or oral agreement between the parties in relation to the matters dealt with in this Agreement (including the term sheet referred to in Recital (C)) that has not been expressly maintained by this Agreement and contains the whole agreement between the parties relating to the subject matter of this Agreement at the date hereof to the exclusion of any terms implied by law which may be excluded by contract.

31.2                       Without prejudice of any other rights the parties may have under this Agreement or under Applicable Laws, both parties acknowledge that they have not been induced to enter into this Agreement by any representation, warranty or undertaking not expressly incorporated into it, and (ii) Takeda has been able to perform due diligence on the subject matter of this Agreement.

31.3                       Parties will enter into such ancillary agreements as are required for the performance of this Agreement, including the Manufacturing and Supply Agreement, a Quality Agreement and a Pharmacovigilance Agreement.

32                                 Variation

32.1                       No variation of this Agreement shall be effective unless in writing and signed by or on behalf of each of the parties.

33                               Expenses

Each party will bear its own expenses (including legal and accounting fees) associated with negotiating and executing this Agreement. Neither party will be liable for the other party’s expenses.

34                                 No Partnership

Nothing in this Agreement shall create a partnership or joint venture between the parties to it and neither party shall enter into or have authority to enter into any engagement or make any representation or warranty on behalf of or pledge the credit of or otherwise bind or oblige the other party hereto.

35                                 Further Assurance

At any time after the date of this Agreement the parties shall, and shall use all reasonable endeavours to procure that any necessary Third Party shall execute such documents and do such acts and things as may reasonably be required for the purpose of giving either party the full benefit of all the provisions of this Agreement.

36                                 Severance

If any provision in this Agreement shall be held to be illegal, invalid or unenforceable, in whole or in part, under any enactment or rule of law, such provision or part shall to that extent be deemed not to form part of this Agreement but the legality, validity and enforceability of the remainder of this Agreement shall not be affected.

37                                 Assignment of Rights and Obligations

37.1                       Licensor may assign any of its obligations under this Agreement, as well as any part of the Patents or the Know-how, or any other Intellectual Property Rights held by Licensor, to a Third Party assignee without Licensee’s consent, provided that Licensor shall procure that such Third Party assignee agrees and undertakes to perform any and all Licensor’s obligations under this Agreement. For the avoidance of doubt, Licensee shall not compensate Licensor for any negative Tax impact to the extent it is triggered, increased or relates to an assignment by Licensor, including, but not limited to an increase in withholding tax caused by an assignment.

37.2                       Licensee may not assign all or part of its rights and obligations under this Agreement to any Third Party (through a sale, a contribution, a donation or any other transaction, including the sale or contribution of a division or of a business as a whole, a merger or a split) without the prior written consent of Licensor (which consent shall not be unreasonably withheld or delayed). As long as such consent has not been obtained, Licensee shall continue to be responsible for all obligations that it intended to assign.

Subject to the assignment restrictions set out in this Clause 37, the provisions of this Agreement shall inure to the benefit of and shall be binding upon the parties and their respective heirs, successors and assigns.

38                                 Force Majeure

38.1                       The obligations of each party under this Agreement shall be suspended during the period and to the extent that such party is prevented from or hindered in complying with it or them by any cause beyond its reasonable control including strikes, lock-outs, act of God, war, riot, civil commotion, malicious damage, break-down of plant or machinery, fire, flood or storm.

38.2                       If any such cause or event prevents a party from or hinders a party in complying with its obligations under this Agreement for a continuous period of five (5) months, the other party shall have the right to terminate this Agreement on giving the party under force majeure one (1) month written notice. This Agreement will automatically terminate on expiry of the said further one (1) month period unless, during that period, the party under force majeure is no longer prevented from or hindered in complying with its obligations hereunder and is, before the end of that period, again complying with its obligations.

39                                 Governing Law

This Agreement, the documents to be entered into pursuant to it, and any non-contractual obligations arising out of or in connection with them, shall be governed by and construed in accordance with Swiss law.

40                                 Arbitration

Any dispute or difference arising out of or under or in connection with this Agreement and the documents to be entered into pursuant to it, and any non-contractual obligations arising out of or in connection with them, shall be finally settled under the Rules of Arbitration of the International Chamber of Commerce by three (3) arbitrators. The award rendered shall be final and binding upon both parties. Such arbitration shall have its seat in Madrid (Spain), and be conducted in the English language.

[Next page is signatory page]

Signed by the parties or their duly authorised representatives,

Signed by TiGenix SAU:

/s/	Eduardo Bravo

Name:	Eduardo Bravo

Title:	Managing Director and Chief Executive Officer

Date:	July 4, 2016

Signed by Takeda Pharmaceuticals International AG:

/s/	Marc Princen

Name:	Marc Princen

Title:	Regional President Business Unit Europe & Canada

Date:	July 4, 2016

/s/	Nils Kjærgaard

Name:	Nils Kjærgaard

Title:	VP, General Counsel Europe and Canada

Date:	July 4, 2016

Schedules:

Schedule 1 – Licensor Patents

Schedule 2 – Principal Trade Mark

Schedule 3 – Back-Up Trade Mark

Schedule 4 – Licensor Know-how

Schedule 1 – Licensor Patents

1.1                              Patents and patent applications belonging to the patent family “Identification and isolation of multipotent cells from non-osteochondral mesenchymal tissue” (TiGenix reference PCX006)

Jurisdiction	Application / Publication / Patent number	Status
Spain	ES2313805	Granted
Canada	CA2583151	Granted
China	CN101056974A	Granted
Japan	5732011	Granted
Singapore	192459	Pending
Israel	182441	Granted
Europe	EP2292736	Granted
Europe	EP2862925	Pending
Australia	AU2011253985	Granted
India	48/2012	Pending

1.2                              Patents and patent applications belonging to the patent family “Use of adipose tissue-derived stromal stem cells in treating fistula” (TiGenix internal reference PCX007)

Jurisdiction	Application / Publication / Patent number	Status
Brazil	BRPI0613811	Pending
Canada	CA2613457	Granted
Mexico	305684	Granted

Jurisdiction	Application / Publication / Patent number	Status
Singapore	SG166770	Granted
China	CN103143055	Pending
Hong Kong	HK1186133	Pending
Japan	JP2014054550	Pending
Japan	2016-000288	Pending
Israel	188378	Granted
Australia	2006261383	Granted
New Zealand	565246	Granted
New Zealand	594848	Granted
Russian Federation	2435846	Granted
Russian Federation	RU2011135234	Pending
Europe	EP2292737	Granted
Europe	EP2944688	Pending

1.3                              Patents and patent applications belonging to the patent family “Cell populations having immunoregulatory activity, method for isolation and uses” (TiGenix reference PCX008)

Jurisdiction	Application / Publication / Patent number	Status
Canada	CA2623353	Pending
Mexico	MX/a/2013/012947	Pending
Singapore	10201400793R	Pending
China	CN101313062	Pending
Japan	JP2014221045	Pending
Japan	5925408	Granted
Israel	228670	Pending
South Korea	KR20080048555	Pending
South Korea	10-1536239	Granted
Australia	AU2012268272	Pending
Hong Kong	HK1158979	Pending
Europe	EP2340847	Pending
Europe	EP1926813	Granted

Schedule 2 – Principal Trade Mark

2.1                               Registered trade marks

Trademark	Jurisdiction	Registration No.	Classes	Renewal Date
ALOFISEL	EUTM	007352081	3 and 5	29/10/2018
ALOFISEL	EUTM (on which international application is based)	013492781	3 and 5	24/11/2024
ALOFISEL	CH, IS, LI, NO	1244283	3 and 5	28/01/2025

2.2                               Trade mark applications

Trademark	Jurisdiction	Application No.	Classes	Application Date
	EUTM	015138563	3 and 5	pending

Schedule 3 – Back-Up Trade Mark

3.1                               Registered trade marks

Trademark	Jurisdiction	Registration No.	Classes	Renewal Date
ONTARIL	EUTM	005652599	5	30/01/2017
ONTARIL	EUTM (on which international application is based)	013492871	3 and 5	24/11/2024
ONTARIL	CH, IS, LI	1272541	3 and 5	24/09/2025

Schedule 4 – Licensor Know-how

Licensor Know-how includes:

1.1                              Clinical Know-how relating to the Product

This includes the preclinical package, the clinical package and the CMC dossier.

1.2                              Medical Know-how relating to the Product

This includes medical knowledge such as surgical technique and disease management.

1.3                              Market access Know-how relating to the Product

This includes dossiers in respect of pricing and reimbursement, epidemiology and burden of the disease.

1.4                              Manufacturing Know-how relating to the Product

This includes manufacturing know-how and experience, including donor identification.

1.5                              Logistics and transportation Know-how relating to the Product

This includes logistics and transportation know-how and experience, including shipping containers, temperature monitoring, and product shelf-life.